SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1
                     AMERICAN EXPRESS INVESTORS CERTIFICATE


                       POST-EFFECTIVE AMENDMENT NO. 16 TO
                       REGISTRATION STATEMENT NO. 33-26844
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             IDS CERTIFICATE COMPANY
               (Exact name of registrant as specified in charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                      6725
           (Primary Standard Industrial Classification Code Number)

                                  41-6009975
                      (I.R.S. Employer Identification No.)

               IDS Tower 10, Minneapolis, MN 55440, (612) 671-3131
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Bruce A. Kohn IDS Tower 10, Minneapolis, MN 55440-0010, (612) 671-2221
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

American Express Investors Certificate
Prospectus
April 29, 1998


Provides high fixed rates with capital preservation.

American Express Investors Certificates are issued by IDS Certificate Company (the Issuer or IDSC). The American Express Investors Certificate is a security purchased with a single investment. You may purchase this certificate by selecting a term of one, two, three, six, 12, 24 or 36 months, and an initial investment of at least $100,000 but not more than $5 million (unless you receive prior authorization from the Issuer to invest more), exclusive of interest. Your principal and interest are guaranteed by the Issuer. The Issuer guarantees a fixed rate of interest depending upon the term you select. You may invest in successive terms up to a total of 20 years from the issue date of the certificate. Your interest rate will be determined as described in "About the certificate."

This prospectus describes American Express Investors Certificate distributed by American Express Financial Advisors Inc. American Express Bank International
(AEBI) has an arrangement with American Express Financial Advisors Inc. under which the certificate is offered to AEBI's clients who are neither citizens nor residents of the United States, and to certain U.S. trusts. The certificate is currently available through AEBI offices located in Florida and New York. The certificate is also available to certain clients of Coutts & Co. (USA) International (Coutts) through its office in California.


AS IS THE CASE WITH OTHER INVESTMENT COMPANIES, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This prospectus describes terms and conditions of your American Express Investors Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Investors Certificate as described in the prospectus, or to bind the Issuer by any statement not in it.

IDS CERTIFICATE COMPANY IS NOT A BANK OR FINANCIAL INSTITUTION, AND THE SECURITIES IT OFFERS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR BACKED OR GUARANTEED OR ENDORSED BY, ANY BANK OR FINANCIAL INSTITUTION, NOR ARE THEY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

Issuer:
IDS Certificate Company
Unit 557
IDS Tower 10
Minneapolis, MN  55440-0010

Distributor:
American Express Financial Advisors Inc.
IDS Tower 10
Minneapolis, MN  55440-0010

Selling Agents:
American Express Bank International
American Express Tower
World Financial Center
New York, NY  10285-2300

Coutts & Co (USA) International
701 Brickell Avenue
23rd Floor
Miami, FL 33131

Where to get information about the Issuer

The Issuer is subject to the reporting requirements of the Securities Exchange Act of 1934. Reports and other information on the Issuer are filed with the Securities and Exchange Commission (SEC) and are available on the SEC Internet web site (http://www.sec.gov). Copies can be obtained from the Public Reference Section of the SEC, 450 5th St., N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Or you can inspect and copy information in person at the SEC's Public Reference Section and at the following regional offices:

Northeast Regional Office
7 World Trade Center
Suite 1300
New York, NY  10048

Midwest Regional Office
500 West Madison St.
Suite 1400
Chicago, IL  60661

Pacific Regional Office
5670 Wilshire Blvd.
11th Floor
Los Angeles, CA  90036

Initial interest rates

The Issuer guarantees a fixed rate of interest for each term. For the initial term, the rate will be within a specified range of certain average interest rates generally referred to as the London Interbank Offered Rates (LIBOR) as explained under "About the certificate."

Here are the interest rates in effect on the date of this prospectus, April 29, 1998*:


                                                                Actual
                                     Simple                    Compound                   Effective
                                    Interest                   Yield for                 Annualized
           Term                       Rate*                   the Term**                  Yield***
--------------------------- -------------------------- -------------------------- --------------------------
    1 month                        4.156%                     4.156%                     4.236%
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

    2 month                        4.149                      4.156                      4.229
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

    3 month                        4.173                      4.188                      4.254
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

    6 month                        4.186                      4.223                      4.267
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

   12 month                        4.260                      4.344                      4.344
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

   24 month                        4.413                      4.503                      4.503
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

   36 month                        4.413                      4.503                      4.503
--------------------------- -------------------------- -------------------------- --------------------------


     * These are the rates for investments of $100,000. Rates may depend on factors described in "Rates for new purchases" under "About the certificate."
    ** Assuming monthly compounding for the number of months in the term and a $100,000 purchase.
   *** Assuming monthly compounding for 12 months and a $100,000 purchase.

These rates may or may not be in effect when you apply to purchase your certificate. Rates for future terms are set at the discretion of the Issuer and may also differ from the rates shown here. See "Rates for new purchases" under "About the certificate" for further information.


The Issuer reserves the right to issue other securities with different terms.

Contents

Table of contents

About the certificate                                                    p
Investment amounts and terms                                             p
Face amount and principal                                                p
Value at maturity                                                        p
Receiving cash during the term                                           p
Interest                                                                 p
Promotions and pricing flexibility                                       p
Rates for new purchases                                                  p
Rates for future terms                                                   p
Additional investments                                                   p
Earning interest                                                         p

How to invest and withdraw funds                                         p
Buying your certificate                                                  p
How to make investments at term end                                      p
Full and partial withdrawals                                             p
When your certificate term ends                                          p
Transfers to other accounts                                              p
Transfer of ownership                                                    p
For more information                                                     p
Giving instructions and written notification                             p
Purchases by bank wire                                                   p

Tax treatment of your investment                                         p
Withholding taxes                                                        p

Trusts                                                                   p

How your money is used and protected                                     p
Invested and guaranteed by the Issuer                                    p
Regulated by government                                                  p
Backed by our investments                                                p
Investment policies                                                      p

How your money is managed                                                p
Relationship between the Issuer and American
   Express Financial Corporation                                         p
Capital structure and certificates issued                                p
Investment management and services                                       p
Distribution                                                             p
About American Express Bank International and Coutts                     p
Transfer Agent                                                           p
Employment of other American Express affiliates                          p
Directors and officers                                                   p
Independent auditors                                                     p


Appendix                                                                 p

Annual financial information                                             p
Summary of selected financial information                                p
Management's discussion and analysis of financial
   condition and results of operations                                   p
Report of independent auditors                                           p

Financial statements                                                     p

Notes to financial statements                                            p

About the certificate

Investment amounts and terms

You may purchase the American Express Investors Certificate with an initial payment of at least $100,000 payable in U.S. currency. Unless you receive prior authorization, your total amount paid in any one or more certificates, in the aggregate over the life of the certificates, less withdrawals, cannot exceed $5 million.

After determining the amount you wish to invest, you select a term of one, two, three, six, 12, 24 or 36 months for which the Issuer will guarantee a specific interest rate. The Issuer guarantees the principal of your certificate. At the end of the term, you may have interest earned on the certificate during its term credited to your certificate or paid to you. Investments in the certificate may continue for successive terms up to a total of 20 years from the issue date of the certificate. Generally, you will be able to select any of the terms offered. But if your certificate is nearing its 20-year maturity, you will not be allowed to select a term that would carry the certificate past its maturity date.

Face amount and principal

The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate. Any investment or withdrawal within 15 days of the end of a term will be added on or deducted to determine principal for the new term. A withdrawal at any other time is taken first from interest credited to your investment during that term. The principal is the amount that is reinvested at the beginning of each subsequent term, and is calculated as follows:

Principal equals      Face amount (initial investment)
plus                  At the end of a term, interest credited to your account
                      during the term
minus                 Any interest paid to you in cash
plus                  Any additional investments to your certificate
minus                 Any withdrawals, fees and applicable penalties

Principal may change during a term as described in "Full and partial withdrawals."

For example: Assume your initial investment (face amount) of $500,000 earned $7,500 of interest during the term. You have not taken any interest as cash or made any withdrawals. You have invested an additional $250,000 prior to the beginning of the next term. Your principal for the next term will equal:

              $500,000     Face amount (initial investment)
plus             7,500     Interest credited to your account
minus               (0)    Interest paid to you in cash
plus           250,000     Additional investment to your certificate
minus               (0)    Withdrawals and applicable penalties or fees
              $757,500     Principal at the beginning of the next term.

Value at maturity

You may continue to invest for successive terms for up to a total of 20 years. Your certificate matures at 20 years from its issue date. At maturity, you will receive a distribution for the value of your certificate, which will be the total of your purchase price, plus additional investments and any credited interest not paid to you in cash, less any withdrawals and penalties. Some fees may apply as described in "How to invest and withdraw funds."

Receiving cash during the term

If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply.

Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to invest and withdraw funds."

Interest

Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month (on the monthly anniversary of the issue date). Interest may be paid to you monthly in cash if you maintain a principal balance of at least $500,000.

The Issuer declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:

      applying the interest rate then in effect to your balance each day;

      adding these daily amounts to get a monthly total; and

      subtracting interest accrued on any amount you withdraw during the certificate month.

Interest is calculated on a 30-day month and 360-day year basis.

Promotions and pricing flexibility

From time to time, the Issuer may sponsor or participate in promotions involving one or more of the certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who purchase or use products or services offered by American Express Company, Coutts & Co. (USA) International or their affiliates. These promotions will generally be for a specified period of time. We also may offer different rates based on your amount invested.

Rates for new purchases

When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase showing the rate that your investment will earn. The Issuer guarantees that the rate in effect for your initial term will be within a 100 basis point (1%) range tied to certain average interest rates for comparable length dollar deposits available on an interbank basis in the London market, and generally referred to as the London Interbank Offered Rates (LIBOR). For investments of $1 million or more, initial rates for specific terms are determined as follows:

1 month Within a range of 80 basis points below to 20 basis points above the one-month LIBOR rate.

2 months Within a range of 80 basis points below to 20 basis points above the one-month LIBOR rate. (A two-month LIBOR rate is not published.)

3 months Within a range of 80 basis points below to 20 basis points above the three-month LIBOR rate.

6 months Within a range of 80 basis points below to 20 basis points above the six-month LIBOR rate.

12 months Within a range of 80 basis points below to 20 basis points above the 12-month LIBOR rate.

24 months Within a range of 50 basis points below to 50 basis points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months Within a range of 50 basis points below to 50 basis points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For investments from $250,000 to $999,999 initial rates for specific terms are determined as follows:

1 month Within a range of 100 basis points below to zero basis points above the one-month LIBOR rate.

2 months Within a range of 100 basis points below to zero basis points above the one-month LIBOR rate. (A two-month LIBOR rate is not published.)

3 months Within a range of 100 basis points below to zero basis points above the three-month LIBOR rate.

6 months Within a range of 100 basis points below to zero basis points above the six-month LIBOR rate.

12 months Within a range of 100 basis points below to zero basis points above the 12-month LIBOR rate.

24 months Within a range of 85 basis points below to 15 points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months Within a range of 85 basis points below to 15 points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For investments of $100,000 to $249,999, initial rates for specific terms are determined as follows:

1 month Within a range of 180 basis points below to 80 basis points below the one-month LIBOR rate.

2 months Within a range of 180 basis points below to 80 basis points below the one-month LIBOR rate. (A two-month LIBOR rate is not published.)

3 months Within a range of 180 basis points below to 80 basis points below the three-month LIBOR rate.

6 months Within a range of 180 basis points below to 80 basis points below the six-month LIBOR rate.

12 months Within a range of 180 basis points below to 80 basis points below the 12-month LIBOR rate.

24 months Within a range of 175 basis points below to 75 basis points below the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months Within a range of 175 basis points below to 75 basis points below the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For example, if the LIBOR rate published on the date rates are determined with respect to a six-month deposit is 6.50%, the rate declared on a six-month American Express Investors Certificate greater than $250,000 but less than $1 million would be between 5.50% and 6.50%. If the LIBOR rate published for a given week with respect to 12-month certificates is 7.00%, the Issuer's rates in effect that week for the 24- and 36-month American Express Investors Certificates greater than $250,000 would be between 6.15% and 7.15%. When your application is accepted, you will be sent a confirmation showing the rate that your investment will earn for the first term.

LIBOR is the interbank-offered rates for dollar deposits at which major commercial banks will lend for specific terms in the London market. Generally, LIBOR rates quoted by major London banks will be the same. However, market conditions, including movements in the U.S. prime rate and the internal funding position of each bank, may result in minor differences in the rates offered by different banks. LIBOR is a generally accepted and widely quoted interest-rate benchmark. The average LIBOR rate used by the Issuer is published in The Wall Street Journal.

Rates for new purchases are reviewed and may change daily. The guaranteed rate that is in effect for your chosen term on the day your application is accepted at the Issuer's corporate office in Minneapolis, Minnesota, U.S.A. will apply to your certificate. The interest rates printed in the front of this prospectus may or may not be in effect on the date your application to invest is accepted. Rates for new purchases may vary depending on the amount you invest, but will always be within the 100 basis point range described above. You may obtain the current interest rates by calling your AEBI or Coutts representative.

In determining rates based on the amount of your investment, the Issuer may offer a rate based on your aggregate investment determined by totaling only the amounts invested in each certificate that has a current balance exceeding a specified level. The current balance considered in this calculation may be exclusive of interest. Part of the balance may be required to be invested in terms of a specified minimum length. The aggregate investment may be required to be for terms that average at least a specified minimum length. The certificates whose balances are aggregated must have identical ownership. The rate may be available only for a certificate whose current balance exceeds a specified level or that is offered through a specified distributor or selling agent.

Interest rates for the term you have selected will not change once the term has begun, unless a withdrawal reduces your account value to a point where we pay a lower interest rate, as described in "Full and partial withdrawals" under "How to invest and withdraw funds."

Rates for future terms

Interest on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future interest rates for subsequent terms, a primary consideration will be the prevailing investment climate, including the LIBOR rates. Nevertheless, the Issuer has complete discretion as to what interest rates it will declare beyond the initial term. The Issuer will send you notice at the end of each term of the rate your certificate will earn for the new term. You have a 15-day grace period to withdraw your certificate without a withdrawal charge. If LIBOR is no longer publicly available or feasible to use, the Issuer may use another, similar index as a guide for setting rates.

Additional investments

You may add to your investment when your term ends. If your new term is a one-month term, you may add to your investment on the first day of your new term (the renewal date) or the following business day if the renewal date is a non-business day. If your new term is greater than one month, you may add to your investment within the 15 days following the end of your term. A $25,000 minimum additional investment is required, payable in U.S. currency. Your confirmation will show the applicable rate. However, unless you receive prior approval from the Issuer, your investment may not bring the aggregate net investment of any one or more certificates held by you (excluding any interest added during the life of the certificate and less withdrawals) over $5 million. Additional investments of at least $25,000 may be made by bank wire.

The Issuer must receive your additional investment within the 15 days following the end of a certificate's current term (unless your new investment is a one-month term), if you wish to increase your principal investment as of the first day of the new term. Interest accrues from the first day of the new term or the day your additional investment is accepted by the Issuer, whichever is later, at the rate then in effect for your account. If your new term is a one-month term, your additional investment must be received by the end of the certificate's current term.

The interest rate for these additional investments is the rate then in effect for your account. If your additional investment increases the principal of your certificate so that your certificate's principal has exceeded a break point for a higher interest rate, the certificate will earn this higher interest rate for the remainder of the term, from the date the Issuer accepts the additional investment.

Earning interest

At the end of each certificate month, interest is compounded and credited to your account. A certificate month is the monthly anniversary of the issue date. Interest may be paid to you monthly in cash if you maintain a principal balance of at least $500,000.

The amount of interest you earn each certificate month is determined by applying the interest rate then in effect to the daily balance of your certificate, and subtracting from that total the interest accrued on any amount withdrawn during the month. Interest is calculated on a 360-day year basis. This means interest is calculated on the basis of a 30-day month even though terms are determined on a calendar month.

How to invest and withdraw funds

Buying your certificate


This certificate is available only to AEBI clients who are neither citizens nor residents of the United States (or which are foreign corporations, partnerships, estates or trusts) and to U.S. trusts organized under the laws of any state in the United States, so long as the following are true in the case of such a U.S. trust:


      the trust is unconditionally revocable by the grantor or grantors (the person or persons who put the money into the trust);

      there are no more than 10 grantors of the trust;

      all the grantors are neither citizens nor residents of the United States;

      each grantor provides an appropriately certified Form W-8 (or approved substitute), as described under "Tax treatment of your investment;"

      the trustee of the trust is a bank organized under the laws of the United States or any state in the United States; and

      the trustee supplies IDSC with appropriate tax documentation.

The certificate is available through AEBI offices located in Florida and New York, and to the limited extent as described in the section "Selling agreements with AEBI and Coutts," through a Coutts office located in California. An AEBI or Coutts representative will help you prepare your purchase application. The Issuer will process the application at our corporate offices in Minneapolis, MN, U.S.A. When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under "Rates for new purchases." See "Purchase policies" below.

Important: When opening an account, you must provide a Form W-8 or approved substitute. See "Taxes on your earnings."

Purchase policies:
      You have 15 days from the date of purchase to cancel your investment without penalty by notifying your AEBI or Coutts representative, or by writing or calling the Client Service Organization at the address or phone number on the cover of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.

      The Issuer has complete discretion to determine whether to accept an application and sell a certificate.

How to make investments at term end

By wire

If you have an established account, you may wire money to:

Norwest Bank Minneapolis
Routing No. 091000019
Minneapolis, MN
Attn:  Domestic Wire Dept.

Give these instructions: Credit IDS Account #00-29-882 for personal account # (your account number) for (your name).

If this information is not included, the order may be rejected and all money received less any costs IDSC incurs will be returned promptly.

      Minimum amount you may wire:  $1,000.

      Wire orders can be accepted only on days when your bank, AEFC, IDSC and Norwest Bank Minneapolis are open for business.

      Purchases made by wire are accepted by AEFC only from banks located in the United States.

      Wire purchases are completed when wired payment is received and we accept the purchase.

      Wire investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be credited that day. Otherwise your purchase will be processed the next business day.

      The Issuer, AEFC, its subsidiaries, AEBI, and Coutts are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.

      You must pay any fee the bank charges for wiring.

Full and partial withdrawals

You may receive all or part of your money at any time. However:

      If your withdrawal request is received in the Minneapolis headquarters on a business day before 3 p.m. Central time, it will be processed that day and payment will be sent the next business day.
     Otherwise, your request will be processed one business day later.

      Full and partial withdrawals of principal are subject to penalties, described below.

      Partial withdrawals during a term must be at least $10,000. You may not make a partial withdrawal if it would reduce your certificate balance to less than $100,000. If you request such a withdrawal, we will contact you for revised instructions.

      If a withdrawal reduces your account value to a point where we pay a lower interest rate, you will earn the lower rate from the date of the withdrawal.

      Withdrawals before the end of the certificate month will result in loss of interest on the amount withdrawn. You'll get the best result by timing a withdrawal at the end of the certificate month.

      If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

Penalties for early withdrawal during a term:

When you request a full or partial withdrawal, we pay the amount you request:

      first from interest credited during the current term;

      then from the principal of your certificate.


Any withdrawals during a term exceeding the interest credited are deducted from the principal and are used in determining any withdrawal charges. However, the 2% penalty is waived upon the death of the certificate owner.


Withdrawal penalties: When a penalty applies, a 2% withdrawal penalty will be deducted from the account's remaining balance.

For example, assume you invest $1 million in a certificate and select a six-month term. Four months later assume you have earned $27,000 in interest. The following demonstrates how the withdrawal charge is deducted:

When you withdraw a specific amount of money in excess of the interest credited, the Issuer has to withdraw somewhat more from your account to cover the withdrawal charge. For instance, suppose you request a $100,000 check on a $1 million investment. The first $27,000 paid to you is interest earned that term, and the remaining $73,000 paid to you is principal. The Issuer would send you a check for $100,000 and deduct a withdrawal charge of $1,460 (2% of $73,000) from the remaining balance of your certificate. Your new balance would be $925,540.

Total investments                                  $   1,000,000
Interest credited                                  $      27,000
Total balance                                      $   1,027,000

Requested check                                    $     100,000
Credited interest withdrawn                        $     (27,000)
Withdrawal charge percent                                      2%
Actual withdrawal charge                           $       1,460

Balance prior to withdrawal                        $   1,027,000
Requested withdrawal check                         $    (100,000)
Withdrawal charge                                  $      (1,460)
Total balance after withdrawal                     $     925,540

Additionally, if you make a withdrawal during a certificate month, you will not earn interest for the month on the amount withdrawn.

Penalty exceptions: The 2% penalty is waived upon death of the certificate owner.

For more information on withdrawal charges, talk with your AEBI or Coutts representative.

When your certificate term ends

On or shortly after the end of the term you have selected for your certificate, the Issuer will send you a notice indicating the interest rate that will apply to the certificate for the new term. When your certificate term ends, the Issuer will automatically renew your certificate for the same term unless you notify your AEBI or Coutts representative otherwise. If you wish to select a different term, you must notify your representative in writing before the end of the grace period. You will not be allowed to select a term that would carry the certificate past its maturity date.

The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will send you a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not be changed during that term.

If you want to withdraw your certificate without a withdrawal charge, you must notify us within 15 calendar days following the end of a term.

For most terms, you may also add to your investment within the 15 calendar days following the end of your term. See "Additional investments" under "About the Certificate."

Other full and partial withdrawal policies:


      If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before the Issuer mails a check to you. A check may be mailed earlier if the bank provides evidence that your check has cleared.


      If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

      Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

Transfers to other accounts

You may transfer part or all of your certificate to other IDS certificates available through AEBI or Coutts.

Transfer of ownership

While this certificate is not a negotiable instrument, it may be transferred or assigned on the Issuer's records if proper written notice is received by the Issuer. Ownership may be assigned or transferred to individuals or an entity who, for U.S. tax purposes, is considered to be neither a citizen nor resident of the United States. You may also pledge the certificate to AEBI or another American Express Company affiliate or to Coutts as collateral security. Your AEBI or Coutts representative can help you transfer ownership.

For more information

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your AEBI relationship manager or Coutts client relationship officer, or call the Issuer's toll free client service number listed on the back cover.

Giving instructions and written notification

Your AEBI or Coutts representative will be happy to handle instructions concerning your account. Written instructions may be provided to either your representative's office or directly to the Issuer.

Proper written notice to your AEBI or Coutts representative or the Issuer must:

      be addressed to your AEBI or Coutts office or the Issuer's corporate office, in which case it must identify your AEBI or Coutts office,

      include your account number and sufficient information for the Issuer to carry out your request, and be signed and dated by all registered owners.

The Issuer will acknowledge your written instructions. If your instructions are incomplete or unclear, you will be contacted for revised instructions.

In the absence of any other written mandate or instructions you have provided to AEBI or Coutts, you may elect in writing, on your initial or any subsequent purchase application, to authorize AEBI or Coutts to act upon the sole verbal instructions of any one of the named owners, and in turn to instruct the Issuer with regard to any and all actions in connection with the certificate referenced in the application as it may be modified from time to time by term changes, renewals, additions or withdrawals. The individual providing verbal instructions must be a named owner of the certificate involved. In providing such authorization you agree that the Issuer, its transfer agent, AEBI and Coutts will not be liable for any loss, liability, cost or expense arising in connection with implementing such instructions, reasonably believed by the Issuer, AEBI or Coutts, or their representatives, to be genuine. You may revoke such authority at any time by providing proper written notice to your AEBI or Coutts office.

All amounts payable to or by the Issuer in connection with this certificate are payable at the Issuer's corporate office unless you are advised otherwise.

Purchases by bank wire

You may wish to lock in a specific interest rate by using a bank wire to purchase a certificate. Your representative can instruct you about how to use this procedure. Using this procedure will allow you to start earning interest at the earliest possible time. The minimum that may be wired to purchase a new certificate is $100,000.

Wire orders will be accepted only in U.S. currency and only on days your bank, the Issuer and Norwest Bank Minneapolis are open for business. The payment must be received by the Issuer before 12 noon Central U.S.A. time to be credited that day. Otherwise, it will be processed the next business day. The wire purchase will not be made until the wired amount is received and the purchase is accepted by the Issuer. Wire transfers not originating from AEBI and Coutts are accepted by IDSC's corporate office only when originating from banks located in the United States of America. Any delays that may occur in wiring the funds, including delays in processing by the banks, are not the responsibility of the Issuer. Wire orders may be rejected if they do not contain complete information.

While the Issuer does not charge a service fee for incoming wires, you must pay any charge assessed by your bank for the wire service. If a wire order is rejected, all money received will be returned promptly less any costs incurred in rejecting it.

Tax treatment of your investment

Interest paid on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien who has supplied the Issuer with Form W-8, Certificate of Foreign Status. Form W-8 must be supplied with both a current mailing address and an address of foreign residency, if different. The Issuer will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). The Form W-8 must be resupplied every three calendar years. If you have supplied a Form W-8 that certifies that you are a nonresident alien, the interest income will be reported at year end to you and to the U.S. Government on a Form 1042S, Foreign Person's U.S. Source Income Subject to Withholding. We are required to attach your Form W-8 to the forms sent to the Internal Revenue Service (IRS). Your interest income will be reported to the IRS even though it is not taxed by the U.S. Government. The United States participates in various tax treaties with foreign countries. Those treaties provide that tax information may be shared upon request between the United States and such foreign governments.

Withholding taxes

If you fail to provide a Form W-8 as required above, you will be subject to backup withholding on interest payments and surrenders.

Estate tax: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances, the Issuer generally will not act on instructions with regard to the certificate unless the Issuer first receives, at a minimum, a statement from persons the Issuer believes are knowledgeable about your estate. The statement must be in a form satisfactory to the Issuer and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to the Issuer that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to this certificate and is given on the basis of current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor regarding their own position.

Trusts

If the investor is a trust described in "Buying your certificate" under "How to invest and withdraw funds," the policies and procedures described above will apply with regard to each grantor.

How your money is used and protected

Invested and guaranteed by the Issuer


The American Express Investors Certificate is issued and guaranteed by the Issuer, a wholly owned subsidiary of American Express Financial Corporation
(AEFC). We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $4.0 billion and a net worth in excess of $239 million on Dec. 31, 1997.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

      interest to certificate owners; and

      various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc.

For a review of significant events relating to our business, see "Management's discussion and analysis of financial condition and results of operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit (CDs) that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

Regulated by government

Because the American Express Investors Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face-amount certificate -- not a bank product, an equity investment, a form of life insurance or an investment trust.)


The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 1997, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $176 million.


Backed by our investments

The Issuer's investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 1997:

Type of investment                                     Net amount invested


Corporate and other bonds                                 43%
Government agency bonds                                   34
Preferred stocks                                          17
Mortgages                                                  5
Municipal bonds                                            1


As of Dec. 31, 1997 about 91% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B in the financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1997 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.


Investment policies

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of the Issuer use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities-
Most of our investments are in debt securities as referenced in the table in "Backed by our investments" under "How your money is used and protected."


The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to the ability of a company to pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, IDSC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in IDSC's portfolio will be rated investment grade, or in the opinion of IDSC's investment advisor will be the equivalent of investment grade. Under normal circumstances, IDSC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by IDSC and will be sold only when IDSC believes it is advantageous to do so.

As of Dec. 31, 1997, IDSC held about 9% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.

Purchasing securities on margin -
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities -
We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting -
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money -
From time to time we have established a line of credit if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.

Real estate -
We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans. We expect that investments in real estate, either directly or through a subsidiary of IDSC, will be less than 5 percent of IDSC's assets.

Lending securities -
We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10 percent of IDSC's assets.

When-issued securities-
Some of our investments in debt securities are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these securities are issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. When-issued securities are subject to market fluctuations and they may affect IDSC's investment portfolio the same as owned securities.

Financial transactions including hedges-
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. The Issuer may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with the Issuer's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. We do not use derivatives for speculative purposes.


Illiquid securities -
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. IDSC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of IDSC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, IDSC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.


Restrictions -
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.



How your money is managed

Relationship between the Issuer and American Express Financial Corporation

The Issuer was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, and changed its name to IDS Certificate Company on April 2, 1984.

Before the Issuer was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. The Issuer and AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 1997, AEFC managed investments, including its own, of more than $173 billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 175 offices and more than 8,500 financial advisors. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.


AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

      travel related services (including American Express(R) Card and Travelers Cheque operations through American Express Travel Related Services
     Company, Inc. and its subsidiaries); and

      international banking services (through American Express Bank Ltd. and its subsidiaries including American Express Bank International).

Capital structure and certificates issued

The Issuer has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.


As of the fiscal year ended Dec. 31, 1997, the Issuer had issued (in face amount) $165,818,152 of installment certificates and $1,470,915,530 of single payment certificates. As of Dec. 31, 1997, the Issuer had issued (in face amount) $13,493,767,867 of installment certificates and $17,259,360,607 of single payment certificates since its inception in 1941.


Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

      providing investment research;

      making specific investment recommendations; and executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or the Issuer as defined in the federal Investment Company Act of 1940.


For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets). Effective Jan. 1, 1998, the fee on any amount over $ 1 billion will be 0.107%.


Advisory and services fee computation:

Included assets                        Percentage of total book value


First $250 million                               0.750%
Next 250 million                                 0.650
Next 250 million                                 0.550
Next 250 million                                 0.500
Any amount over 1 billion                        0.107

Included assets are all assets of the Issuer except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee.


Advisory and services fee for the past three years:


                                                             Percentage of
Year                     Total fees                          included assets
1997                     $17,232,602                         0.50%
1996                      16,989,093                         0.50
1995                      16,472,458                         0.50


Estimated advisory and services fees for 1998 are $9,361,000.

Other expenses payable by the Issuer: The Investment Advisory and Services Agreement provides that we will pay:

      costs incurred by us in connection with real estate and mortgages;

      taxes;

      depository and custodian fees;

      brokerage commissions;

      fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

      fees and expenses of our directors who are not officers or employees of AEFC;

      provision for certificate reserves (interest accrued on certificate owner accounts); and

      expenses of customer settlements not attributable to sales function.

Distribution

     Under a Distribution Agreement with American Express Financial Advisors Inc., the Issuer pays an annualized fee equal to 1% of the amount outstanding for the distribution of this certificate. Payments are made at the end of each term on certificates with a one-, two- or three-month term. Payments are made each quarter from issuance date on certificates with a six-, 12-, 24- or 36-month term.


Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $30,072,811 during the year ended Dec. 31, 1997. The Issuer expects to pay American Express Financial Advisors Inc. distribution fees amounting to $27,916,000 during 1998.


See Note 1 to Financial statements regarding deferral of distribution fee expense.

American Express Financial Advisors Inc. pays selling expenses in connection with services to the Issuer. The Issuer's board of directors, including a majority of directors who are not interested persons of AEFC or IDSC, approved this distribution agreement.

Selling agreements with AEBI and Coutts: In turn, under Selling Agent Agreements with AEBI and Coutts, American Express Financial Advisors compensates each for their services as Selling Agents of this certificate as follows:

AEBI is paid an annualized fee ranging from 0.50% to 1.25% of the reserve balance of each certificate, depending on the amount outstanding for each such certificate, with this exception: the fee will be 0.30% of the reserve balance of each certificate with an amount outstanding of $1 million or more when:

      the aggregate reserve balance for that certificate, and any other certificate with identical ownership and an amount outstanding of $1 million or more, is at least $20 million;

      the aggregate reserve balance is invested for terms that average at least six months; and

      at least $5 million of this aggregate reserve balance is invested for a term of 12 months or longer.

Coutts is paid an annualized fee ranging from 0.425% to 0.68% of the reserve balance of each certificate owned by a client who is a former client of AEBI, depending on the amount outstanding for each certificate. These clients must have continuously owned a certificate since Nov. 10, 1994. Coutts is also compensated on additional investments and exchanges made by such clients to other certificates only to the extent that clients have the right to make additional investments or exchanges.

American Express Financial Advisors has entered into a consulting agreement with AEBI under which AEBI provides consulting services related to any selling agent agreements between American Express Financial Advisors and other Edge Act corporations. For these services, American Express Financial Advisors pays AEBI a fee for this certificate ranging from 0.075% to 0.12% of the reserve balance of each certificate, depending on the amount outstanding for each certificate for which another Edge Act corporation is the selling agent.

Such payments will be made periodically in arrears.

These fees are not assessed to your certificate account.

About AEBI and Coutts

AEBI is an Edge Act corporation organized under the provisions of Section 25(a) of the Federal Reserve Act. It is a wholly owned subsidiary of American Express Bank Ltd. (AEBL). As an Edge Act corporation, AEBI is subject to the provisions of Section 25(a) of the Federal Reserve Act and Regulation K of the Board of Governors of the Federal Reserve System (the Federal Reserve). It is supervised and regulated by the Federal Reserve.


AEBI has an extensive international high net-worth client base that is serviced by a marketing staff in New York and Florida. The banking and financial products offered by AEBI include checking, money market and time deposits, credit services, check collection services, foreign exchange, funds transfer, investment advisory services and securities brokerage services. As of Dec. 31, 1997, AEBI had total assets of $608 million and total equity of $162 million.

Coutts is an Edge Act corporation organized under the provisions of Section 25(a) of the Federal Reserve Act. It is an indirect wholly owned subsidiary of National Westminster Bank PLC. As an Edge Act corporation, Coutts is subject to the provisions of Section 25(a) of the Federal Reserve Act and Regulation K of the Board of Governors of the Federal Reserve System (the Federal Reserve). It is supervised and regulated by the Federal Reserve.


Although AEBI and Coutts are banking entities, the American Express Investors Certificate is not a bank product, nor is it backed or guaranteed by AEBI or Coutts, by AEBL, by NatWest PLC or by any other bank, nor is it guaranteed or insured by the FDIC or any other federal agency. AEBI is registered where necessary as a securities broker-dealer.


Transfer Agent

Under a Transfer Agency Agreement, American Express Client Service Corporation (AECSC), a wholly-owned subsidiary of AEFC maintains certificate owner accounts and records. IDSC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.


Employment of other American Express affiliates

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

      we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

      the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

      the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers

The Issuer's directors, chairman, president and controller are elected annually for a term of one year. The other executive officers are appointed by the president.


We paid a total of $38,000 during 1997 to directors not employed by AEFC.

Board of directors


David R. Hubers*
Born in 1943. Director since 1987.
President and chief executive officer of AEFC since 1993. Senior vice president and chief financial officer of AEFC from 1984 to 1993.

Charles W. Johnson
Born in 1929. Director since 1989.
Director, Communications Holdings, Inc. Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Richard W. Kling*
Born in 1940. Director since 1996.
Chairman of the board of directors since 1996. Director of IDS Life Insurance Company since 1984; president since 1994. Executive vice president of Marketing and Products of AEFC from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.

Edward Landes
Born in 1919. Director since 1984.
Development consultant. Director of IDS Life Insurance Company of New York. Director of Endowment Development, YMCA of Metropolitan Minneapolis. Vice president for Financial Development, YMCA of Metropolitan Minneapolis from 1985 through 1995. Former sales manager - Supplies Division and district manager - Data Processing Division of IBM Corporation. Retired 1983.

John V. Luck, Ph.D.
Born in 1926. Director since 1987.
Former senior vice president - Science and Technology with General Mills, Inc. Employed with General Mills, Inc. since 1968. Retired 1988.

James A. Mitchell*
Born in 1941. Director since 1994.
Chairman of the board of directors from 1994 to 1996. Executive vice president - Marketing and Products of AEFC since 1994. Senior vice president - Insurance Operations of AEFC and president and chief executive officer of IDS Life Insurance Company from 1986 to 1994.

Harrison Randolph
Born in 1916. Director since 1968.
Engineering, manufacturing and management consultant since 1978.

Gordon H. Ritz
Born in 1926. Director since 1968.
Director, Mid-America Publishing and Atrix International, Inc. Former president, Com Rad Broadcasting Corp. Former director, Sunstar Foods.

Stuart A. Sedlacek*
Born in 1957. Director since 1994.
President since 1994. Vice president - Assured Assets of AEFC since 1994. Vice president and portfolio manager from 1988 to 1993. Executive vice president - Assured Assets of IDS Life Insurance Company since 1994.

*"Interested Person" of IDSC as that term is defined in Investment Company Act of 1940.

Executive officers

Stuart A. Sedlacek
Born in 1957. President since 1994.


Jeffrey S. Horton
Born in 1961. Vice president and treasurer since December 1997.
Vice president and corporate treasurer of AEFC since December 1997. Controller, American Express Technologies - Financial Services of AEFC from July 1997 to December 1997. Controller, Risk Management Products of AEFC from May 1998 to July 1997. Director of finance and analysis, Corporate Treasury of AEFC from June 1990 to May 1994.


Timothy S. Meehan
Born in 1957. Secretary since 1995.
Secretary of AEFC and American Express Financial Advisors Inc. since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951. Vice president - Investments since 1994.
Vice president - Insurance Investments of AEFC since 1989. Vice president - Investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957. Vice president and controller of IDSC since 1994. Manager of Investment Accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951. Vice president and general counsel since 1993. Senior counsel to AEFC since 1996. Counsel to AEFC from 1992 to 1996. Associate counsel from 1987 to 1992.

F. Dale Simmons
Born in 1937. Vice president - Real Estate Loan Management since 1993. Vice president of AEFC since 1992. Senior portfolio manager of AEFC since 1989. Assistant vice president from 1987 to 1992.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

The Issuer has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Independent auditors


A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.


Ernst & Young LLP, Minneapolis, has audited the financial statements for each of the years in the three-year period ended Dec. 31, 1997. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and IDSC.

Appendix


Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA - Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA - Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A - Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB - Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB - Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B - Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC - Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC - Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C - Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D - Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, IDSC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

(Back cover)

Quick telephone reference

Selling Agent:

American Express Bank International

Region offices

101 East 52nd Street
29th Floor
New York, NY  10022
(212) 415-9500

1221 Brickell Avenue
8th Floor
Miami, FL  33131
(305) 350-2502

Selling agent


Coutts & Co. (USA) International
701 Brickell Avenue
23rd Floor
Miami, FL  33131
(305) 789-3700


American Express Investors Certificate
IDS Tower 10
Minneapolis, MN  55440-0010

Distributed by American Express Financial Advisors Inc.

Summary of selected financial information

     The following selected financial information has been derived from the audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see Management's Discussion and Analysis of Financial Condition and Results of Operations for additional comments.

Year Ended Dec. 31,                               1997      1996      1995      1994      1993

                                                                  ($ thousands)

Statement of Operations Data:

Investment income                             $258,232  $251,481  $256,913  $207,975  $236,859
Investment expenses                             70,137    62,851    62,817    58,690    65,404

Net investment income before provision for
  certificate reserves and income tax benefit  188,095   188,630   194,096   149,285   171,455
Net provision for certificate reserves         165,136   171,968   176,407   107,288   123,516

Net investment income before income
  tax benefit                                   22,959    16,662    17,689    41,997    47,939
Income tax benefit                               3,682     6,537     9,097     2,663     3,365

Net investment income                           26,641    23,199    26,786    44,660    51,304

Realized gain (loss) on investments - net:

Securities of unaffiliated issuers                 980      (444)      452    (7,514)   (9,870)
Other - unaffiliated                                -        101      (120)    1,638      (418)

Net realized gain (loss) on investments
  before income taxes                              980      (343)      332    (5,876)  (10,288)
Income tax (expense) benefit                      (343)      120      (117)    2,047     4,617

Net realized gain (loss) on investments            637      (223)      215    (3,829)   (5,671)
Net income - wholly owned subsidiary               328     1,251       373       241       120

Net income                                     $27,606   $24,227   $27,374   $41,072   $45,753


Cash dividends declared                            $-    $65,000       $-    $40,200   $64,500

Balance Sheet Data:

Total assets                               $4,053,648 $3,563,234 $3,912,131 $3,040,857 $2,951,405
Certificate loans                              37,098     43,509     51,147     58,203     67,429
Certificate reserves                        3,724,978  3,283,191  3,628,574  2,887,405  2,777,451
Stockholder's equity                          239,510    194,550    250,307    141,852    161,138


IDS Certificate Company (IDSC) is 100% owned by American Express Financial Corporation (Parent).

Management's discussion and analysis of financial condition and results of operations

Results of operations:

     IDS Certificate Company's (IDSC) earnings are derived primarily from the after-tax yield on invested assets less investment expenses and interest credited on certificate reserve liabilities. Changes in earnings' trends occur largely due to changes in the rates of return on investments and the rates of interest credited to certificate owner accounts and also, the mix of fully taxable and tax-advantaged investments in the IDSC portfolio.

     During the year 1997, total assets and certificate reserves increased due to certificate sales exceeding certificate maturities and surrenders. The excess of certificate sales over maturities and surrenders resulted primarily from a special introductory offer of the 7- and 13-month term Flexible Savings certificate. The increase in total assets in 1997 reflects also, an increase of $27 million in net unrealized appreciation on investment securities classified as available for sale.

     During the year 1996, total assets and certificate reserves decreased due primarily to certificate maturities and surrenders exceeding certificate sales. The excess of certificate maturities and surrenders over certificate sales resulted primarily from lower accrual rates declared by IDSC during the year. The decrease in total assets in 1996 reflects also, a decrease in unrealized appreciation on investment securities classified as available for sale of $23 million and cash dividends paid to Parent of $65 million. The decrease in total assets in 1996 was tempered by an increase in payable for securities purchased of $62 million that settled in early 1997.

1997 Compared to 1996:

     Gross investment income increased 2.7% due primarily to a higher average balance of invested assets.

     Investment expenses increased 12% in 1997. The increase resulted primarily from higher amortization of premiums paid for index options of $4.4 million, higher distribution fees of $1.8 million and $3.2 million of interest expense on reverse repurchase and interest rate swap agreements entered into in 1997. These higher expenses were partially offset by $2.3 million lower amortization of premiums paid for interest rate caps, corridors and floors due primarily to the expiration of the cap and corridor agreements in 1996 and early 1997.

     Net provision for certificate reserves decreased 4.0% due primarily to the net of lower accrual rates and a higher average balance of certificate reserves during 1997.

     The decrease in income tax benefit resulted primarily from a lesser portion of net investment income before income tax benefit being attributable to tax-advantaged income.

1996 Compared to 1995:

Gross investment income decreased 2.1% due primarily to lower investment yields.

     Investment expenses increased slightly in 1996. The increase resulted primarily from higher amortization of premiums paid for index options of $2.1 million and higher investment advisory and services fee of $.5 million due to a slightly higher average asset base on which the fee is calculated. These increases were offset by lower distribution fees of $1.2 million due to lower certificate sales, and lower amortization of premiums paid for interest rate caps/corridors of $1.4 million. The lower amortization of interest rate caps/corridors reflects the net of $8.2 million lower amortization and $6.8 million less interest earned under the cap/corridor agreements.

     Net provision for certificate reserves decreased 2.5% due primarily to the net of lower accrual rates and a slightly higher average balance of certificate reserves during 1996.

     The decrease in income tax benefit resulted primarily from a lesser portion of net investment income before income tax benefit being attributable to tax-advantaged income.

Liquidity and cash flow:

     IDSC's principal sources of cash are payments from sales of face-amount certificates and cash flows from investments. In turn, IDSC's principal uses of cash are payments to certificate owners for matured and surrendered certificates, purchase of investments and payments of dividends to its Parent.

     Certificate sales remained strong in 1997 reflecting clients' ongoing desire for safety of principal. Sales of certificates totaled $1.5 billion in 1997 compared to $1.0 billion in 1996 and $1.8 billion in 1995. The higher certificate sales in 1997 over 1996 resulted primarily from a special introductory promotion of IDSC's 7- and 13-month term Flexible Savings certificate which produced sales of $238 million. Certificate sales in 1997 benefited also, from higher sales of the Preferred Investors certificate of $113 million and sales of the Special Deposits certificate of $85 million. The Preferred Investors certificate was first offered for sale early in the last quarter of 1996. The Special Deposits certificate was first offered for sale to private banking clients of American Express Bank Ltd. in Hong Kong late in the third quarter of 1997. Certificate sales in 1995 benefited from a special introductory promotion of IDSC's 11-month term Flexible Savings certificate which produced sales of $562 million.

     The special promotion of the 7- and 13-month term Flexible Savings certificate was offered from Sept. 10, 1997 to Nov. 25, 1997, and applied only to sales of new certificate accounts during the promotion period. Certificates sold during the promotion period received a special interest rate, determined on a weekly basis, of one percentage point above the Bank Rate Monitor Top 25 Market Average(TM) of comparable length certificates of deposit.

 The special promotion of the 11-month term Flexible Savings certificate was offered from May 10, 1995 to July 3, 1995, and applied only to sales of new certificate accounts during the promotion period. Certificates sold during the promotion period received a special interest rate of 7.0% for the 11-month term.

     Certificate maturities and surrenders totaled $1.3 billion during 1997 compared to $1.7 billion in 1996 and $1.0 billion in 1995. The higher certificate maturities and surrenders in 1996 resulted primarily from $461 million of surrenders of the 11-month Flexible Savings certificate. The surrenders of the 11-month Flexible Savings certificate resulted primarily from lower accrual rates declared by IDSC at term renewal, reflecting interest rates available in the marketplace.

     IDSC, as an issuer of face-amount certificates, is affected whenever there is a significant change in interest rates. In view of the uncertainty in the investment markets and due to the short-term repricing nature of certificate reserve liabilities, IDSC continues to invest in securities that provide for more immediate, periodic interest/principal payments, resulting in improved liquidity. To accomplish this, IDSC continues to invest much of its cash flow in mortgage-backed securities and intermediate-term bonds.

     IDSC's investment program is designed to maintain an investment portfolio that will produce the highest possible after-tax yield within acceptable risk standards with additional emphasis on liquidity. The program considers investment securities as investments acquired to meet anticipated certificate owner obligations.

     Under  Statement  of  Financial   Accounting   Standards  (SFAS)  No.  115,
"Accounting for Certain Investments in Debt and Equity Securities", debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. The available-for-sale classification does not mean that IDSC expects to sell these securities, but that under SFAS No. 115 positive intent criteria, these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate owner demand. See notes 1 and 3 to the financial statements for additional information relating to SFAS No. 115.

     At Dec. 31, 1997, securities classified as held to maturity and carried at amortized cost were $.8 billion. Securities classified as available for sale and carried at fair value were $2.9 billion. These securities, which comprise 92% of IDSC's total invested assets, are well diversified. Of these securities, 98% have fixed maturities of which 91% are of investment grade. Other than U.S. Government Agency mortgage-backed securities, no one issuer represents more than 1% of total securities. See note 3 to financial statements for additional information on ratings and diversification.

 During the year ended Dec. 31, 1997, IDSC sold held-to-maturity securities with an amortized cost and fair value of $33.0 million and $33.9 million, respectively. The securities were sold due to significant deterioration in the issuers' creditworthiness. During the same period in 1997, securities classified as available for sale were sold with an amortized cost and fair value of $161 million. The securities were sold in general management of the investment portfolio.

     There were no transfers of available-for-sale or held-to-maturity securities during the years ended Dec. 31, 1997 and 1996. During the year ended Dec. 31, 1995, investment securities, primarily municipal bonds, with an amortized cost and fair value of $112 million and $117 million, respectively, were reclassified from held to maturity to available for sale. The reclassification was made on Dec. 4, 1995, as a result of IDSC adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities".

Market risk and derivative financial instruments:

     The sensitivity analysis of two different tests of market risk discussed below estimate the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing one year's earnings. The market changes, assumed to occur as of Dec. 31, 1997, are a 100 basis point increase in market interest rates and a 10% decline in a major stock market index. Computation of the prospective effects of hypothetical interest rate and major stock market index changes are based on numerous assumptions, including relative levels of market interest rates and the major stock market index level, as well as the levels of assets and liabilities. The hypothetical changes and assumptions will be different than what actually occurs in the future. Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes actually occurred over time. As a result, actual earnings affects in the future will differ from those quantified below.

     IDSC primarily invests in intermediate-term and long-term fixed income securities to provide its certificate owners with a competitive rate of return on their certificates while managing risk. These investment securities provide IDSC with a historically dependable and targeted margin between the interest rate earned on investments and the interest rate credited to certificate owners' accounts. IDSC does not invest in securities to generate trading profits for its own account.

     IDSC's Investment Committee, which comprises senior business managers, meets regularly to review models projecting different interest rate scenarios and their impact on IDSC's profitability. The committee's objective is to structure IDSC's portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability and meet certificate contractual obligations

     Rates credited to certificate owners' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, IDSC's margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategies include the purchase of derivatives, such as interest rate caps, corridors, floors and swaps, for hedging purposes. On a certain series of certificates, interest is credited to the certificate owners' accounts based upon the relative change in a major stock market index between the beginning and end of the certificates' term. As a means of hedging its obligations under the provisions of these certificates, the committee purchases and writes call options on the major stock market index. See note 9 to the financial statements for additional information regarding derivative financial instruments.

     The negative impact on IDSC's earnings of the 100 basis point increase in interest rates described above would be approximately $5.9 million pretax. It assumes repricings and customer behavior based on the application of proprietary models to the book of business at Dec. 31, 1997. The 10% decrease in a major stock market index level would have a minimal impact on IDSC's earnings because the income effect is a decrease in option income and a corresponding decrease in interest credited to the Stock Market certificate owners' accounts.

Year 2000 Issue:

     The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of IDSC. All of the systems used by IDSC are maintained by its Parent and are utilized by multiple subsidiaries and affiliates of the Parent. IDSC's business is heavily dependent upon the Parent's computer systems, and has significant interactions with systems of third parties.

     A comprehensive review of the Parent's computer systems and business processes, including those specific to IDSC, has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. The Parent's goal is to complete internal remediation and testing of each system by the end of 1998 and to continue compliance efforts through 1999.

     The Parent is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on IDSC's operations. The potential materiality of any such impact is not known at this time.

Ratios:

     The ratio of stockholder's equity, excluding net unrealized holding gains on investment securities, to total assets less certificate loans and net unrealized holding gains on investment securities at Dec. 31, 1997 and 1996 was 5.2%. IDSC's current regulatory requirement is a ratio of 5.0%.

Annual Financial Information

IDS Certificate Company

Responsibility for Preparation of Financial Statements

     The management of IDS Certificate Company (IDSC) is responsible for the preparation and fair presentation of its financial statements. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts based on the best judgment of management. IDSC's management is also responsible for the accuracy and consistency of other financial information included in the prospectus.

     In recognition of its responsibility for the integrity and objectivity of data in the financial statements, IDSC maintains a system of internal control over financial reporting. The system is designed to provide reasonable, but not absolute, assurance with respect to the reliability of IDSC's financial statements. The concept of reasonable assurance is based on the notion that the cost of the internal control system should not exceed the benefits derived.

     The internal control system is founded on an ethical climate and includes an organizational structure with clearly defined lines of responsibility, policies and procedures, a Code of Conduct, and the careful selection and training of employees. Internal auditors monitor and assess the effectiveness of the internal control system and report their findings to management throughout the year. IDSC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test the internal control system over financial reporting.

Report of Independent Auditors

The Board of Directors and Security Holders
IDS Certificate Company:

     We have audited the accompanying balance sheets of IDS Certificate Company, a wholly owned subsidiary of American Express Financial Corporation, as of December 31, 1997 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of IDS Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 1997 and 1996 by correspondence with custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDS Certificate Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






ERNST & YOUNG  LLP
Minneapolis, Minnesota
February 5, 1998


Balance Sheets, Dec. 31,

Assets

Qualified Assets (note 2)                                             1997      1996
                                                                 ($ thousands)

Investments in unaffiliated issuers (notes 3, 4 and 10):

  Cash and cash equivalents                                            $-   $111,331
  Held-to-maturity securities                                      758,143   863,921
  Available-for-sale securities                                  2,911,524 2,212,968
  First mortgage loans on real estate                              212,433   218,697
  Certificate loans - secured by certificate reserves               37,098    43,509
Investments in and advances to affiliates                            6,772     6,444

Total investments                                                3,925,970 3,456,870

Receivables:

  Dividends and interest                                            48,817    44,013
  Investment securities sold                                         1,635       654

Total receivables                                                   50,452    44,667

Other (notes 9 and 10)                                              56,127    36,164

Total qualified assets                                           4,032,549 3,537,701

Other Assets

Deferred distribution fees and other                                21,099    25,533

Total assets                                                    $4,053,648 $3,563,234

See notes to financial statements.


Balance Sheets, Dec. 31, (continued)

Liabilities and Stockholder's Equity

Liabilities                                                           1997      1996
                                                                 ($ thousands)
Certificate Reserves (notes 5 and 10):
  Installment certificates:

    Reserves to mature                                            $343,219  $344,344
    Additional credits and accrued interest                         19,554    21,931
    Advance payments and accrued interest                              968     1,198
    Other                                                               56        55
  Fully paid certificates:

    Reserves to mature                                           3,186,191 2,747,690
    Additional credits and accrued interest                        174,699   167,673
  Due to unlocated certificate holders                                 291       300

Total certificate reserves                                       3,724,978 3,283,191

Accounts Payable and Accrued Liabilities:

  Due to Parent (note 7A)                                            1,639     1,424
  Due to Parent for federal income taxes                               495     1,737
  Due to affiliates (note 7B, 7C and 7D)                               331       279
  Reverse repurchase agreements                                     22,000        -
  Payable for investment securities purchased                       19,601    61,979
  Accounts payable, accrued expenses and other (notes 9 and 10)     29,919    11,977

Total accounts payable and accrued liabilities                      73,985    77,396

Deferred federal income taxes (note 8)                              15,175     8,097

Total liabilities                                                3,814,138 3,368,684

Commitments (note 4)

Stockholder's Equity (notes 5B, 5C, and 6):

Common stock, $10 par - authorized and issued 150,000 shares         1,500     1,500
Additional paid-in capital                                         143,844   143,844
Retained earnings:

  Appropriated for predeclared additional credits/interest           6,375    11,989
  Appropriated for additional interest on advance payments              50        50
  Unappropriated                                                    55,948    22,728
Unrealized holding gains on investment

  securities - net (note 3A)                                        31,793    14,439

Total stockholder's equity                                         239,510   194,550

Total liabilities and stockholder's equity                      $4,053,648 $3,563,234

See notes to financial statements.


Statements of Operations

Year ended Dec. 31,                                         1997      1996      1995
                                                                 ($ thousands)
Investment Income:

Interest income from investments:
  Bonds and notes:

    Unaffiliated issuers                                $191,190  $184,653  $181,902
  Mortgage loans on real estate:
    Unaffiliated                                          18,053    19,583    22,171
    Affiliated                                                -         36        56
  Certificate loans                                        2,200     2,533     2,963
Dividends                                                 44,543    44,100    48,614
Other                                                      2,246       576     1,207

Total investment income                                  258,232   251,481   256,913

Investment Expenses:

Parent and affiliated company fees (note 7):

  Distribution                                            34,507    32,732    33,977
  Investment advisory and services                        17,233    16,989    16,472
  Depositary                                                 238       228       242
Options (note 9)                                          14,597    10,156     8,038
Interest rate caps, corridors and floors (note 9)             35     2,351     3,725
Reverse repurchase agreements                              1,217        -         -
Interest rate swap agreements (note 9)                     1,956        -         -
Other                                                        354       395       363

Total investment expenses                                 70,137    62,851    62,817

Net investment income before provision
  for certificate reserves and income tax benefit       $188,095  $188,630  $194,096

See notes to financial statements.



Statements of Operations (continued)

Year ended Dec. 31,                                         1997      1996      1995
                                                                 ($ thousands)
Provision for Certificate  Reserves  (notes 5 and 9):
According to the terms of the certificates:

  Provision for certificate reserves                      $9,796   $10,445   $11,009
  Interest on additional credits                           1,244     1,487     2,300
  Interest on advance payments                                50        61        73
Additional credits/interest authorized by IDSC:

  On fully paid certificates                             150,752   155,411   157,857
  On installment certificates                              4,323     5,637     6,288

Total provision for certificate reserves before reserve
  recoveries                                             166,165   173,041   177,527
Reserve recoveries from terminations
 prior to maturity                                        (1,029)   (1,073)   (1,120)

Net provision for certificate reserves                   165,136   171,968   176,407

Net investment income before income tax benefit           22,959    16,662    17,689
Income tax benefit (note 8)                                3,682     6,537     9,097

Net investment income                                     26,641    23,199    26,786

Realized gain (loss) on investments - net:

  Securities of unaffiliated issuers                         980      (444)      452
  Other-unaffiliated                                          -        101      (120)

Net realized gain (loss) on investments before income taxes  980      (343)      332

Income tax (expense) benefit (note 8):

  Current                                                   (304)      772       160
  Deferred                                                   (39)     (652)     (277)

Total income tax (expense) benefit                          (343)      120      (117)

Net realized gain (loss) on investments                      637      (223)      215

Net income - wholly owned subsidiary                         328     1,251       373

Net income                                               $27,606   $24,227   $27,374

See notes to financial statements.



Statements of Stockholder's Equity

Year ended Dec. 31,                                         1997      1996      1995
                                                                 ($ thousands)

Common Stock:

Balance at beginning and end of year                      $1,500    $1,500    $1,500

Additional Paid-in Capital:

Balance at beginning of year                            $143,844  $168,844  $140,344
Contribution from Parent                                      -         -     28,500
Cash dividends declared                                       -    (25,000)       -

Balance at end of year                                  $143,844  $143,844  $168,844

Retained Earnings:

Appropriated for predeclared additional credits/interest (note 5B):
Balance at beginning of year                             $11,989   $18,878   $18,398
Transferred (to) from unappropriated retained earnings    (5,614)   (6,889)      480

Balance at end of year                                    $6,375   $11,989   $18,878

Appropriated for additional interest on advance payments (note 5C):
Balance at beginning and end of year                         $50       $50       $50

Unappropriated (note 6):

Balance at beginning of year                             $22,728   $31,612    $4,718
Net income                                                27,606    24,227    27,374
Transferred from (to) appropriated retained earnings       5,614     6,889      (480)
Cash dividends declared                                       -    (40,000)       -

Balance at end of year                                   $55,948   $22,728   $31,612

Unrealized holding gains and losses on investment securities net (notes 1 and 3A):

Balance at beginning of year                             $14,439   $29,423  ($23,158)
Change during year                                        17,354   (14,984)   52,581

Balance at end of year                                   $31,793   $14,439   $29,423

Total stockholder's equity                              $239,510  $194,550  $250,307

See notes to financial statements.




Statements of Cash Flows

Year ended Dec. 31,                                               1997      1996        1995
                                                                        ($ thousands)
Cash flows from operating activities:

Net income                                                     $27,606   $24,227     $27,374
Adjustments to reconcile net income to net
cash provided by operating activities:

  Net income of wholly owned subsidiary                           (328)   (1,251)       (373)
  Net provision for certificate reserves                       165,136   171,968     176,407
  Interest income added to certificate loans                    (1,414)   (1,631)     (1,902)
  Amortization of premiums/discounts-net                        15,484    14,039      19,232
  Provision for deferred federal income taxes                   (2,266)   (1,124)     (2,652)
  Net realized (gain) loss on investments before income taxes     (980)      343        (332)
  (Increase) decrease in dividends and interest receivable      (4,804)    5,619      (7,371)
  Decrease (increase) in deferred distribution fees              4,434     2,761      (1,144)
  Decrease in other assets                                          -         -          466
  Increase (decrease) in other liabilities                         443      (679)     (1,549)

Net cash provided by operating activities                      203,311   214,272     208,156

Cash flows from investing activities:
Maturity and redemption of investments:

  Held-to-maturity securities                                   76,678   163,066     315,766
  Available-for-sale securities                                408,019   537,565     325,521
  Other investments                                             79,929    52,189      46,004
Sale of investments:
  Held-to-maturity securities                                   33,910    24,984      22,305
  Available-for-sale securities                                160,207   356,194      48,372
  Other investments                                                 -        385          21
Certificate loan payments                                        4,814     6,003       6,061
Purchase of investments:
  Held-to-maturity securities                                   (4,565)  (49,984)   (208,140)
  Available-for-sale securities                             (1,283,620) (617,138) (1,397,983)
  Other investments                                            (62,831)  (28,617)    (17,234)
Certificate loan fundings                                       (5,021)   (5,288)     (7,776)

Net cash (used in) provided by investing activities          ($592,480) $439,359   ($867,083)

See notes to financial statements.



Statements of Cash Flows (continued)

Year ended Dec. 31,                                         1997      1996      1995
                                                                 ($ thousands)

Cash flows from financing activities:

Payments from certificate owners                      $1,580,013  $1,129,023  $1,577,884
Capital contribution from Parent                              -         -         28,500
Proceeds from reverse repurchase agreements              433,000        -           -
Certificate maturities and cash surrenders            (1,324,175) (1,663,196) (1,030,712)
Payments under reverse repurchase agreements            (411,000)       -           -
Dividends paid                                                -      (65,000)       -

Net cash provided by (used in) financing activities      277,838    (599,173)    575,672

Net (decrease) increase in cash and cash equivalents    (111,331)     54,458     (83,255)
Cash and cash equivalents beginning of year              111,331      56,873     140,128

Cash and cash equivalents end of year                        $-     $111,331     $56,873


Supplemental disclosures including non-cash transactions:

Cash (paid) received for income taxes                      ($104)     $7,195      $6,854
Certificate maturities and surrenders through
  loan reductions                                          8,032       8,554      10,673

See notes to financial statements.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

1.  Nature of business and summary of significant accounting policies

Nature of business

     IDS Certificate Company (IDSC) is a wholly owned subsidiary of American Express Financial Corporation (Parent), which is a wholly owned subsidiary of American Express Company. IDSC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. The certificates issued by IDSC are not insured by any government agency. IDSC's certificates are sold primarily by American Express Financial Advisors Inc.'s (an affiliate) field force operating in 50 states, the District of Columbia and Puerto Rico. IDSC's Parent acts as investment advisor for IDSC.

     IDSC currently offers eight types of certificates with specified maturities ranging from ten to twenty years. Within their specified maturity, most certificates have interest rate terms of one to thirty-six months. In addition, one type of certificate has interest tied, in whole or in part, to any upward movement in a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts or 401(k) plans and other qualified retirement plans.

     IDSC's gross income is derived primarily from interest and dividends generated by its investments. IDSC's net income is determined by deducting from such gross income its provision for certificate reserves, and other expenses, including taxes, the fee paid to Parent for investment advisory and other services, and the distribution fees paid to American Express Financial Advisors Inc.

     Described below are certain accounting policies that are important to an understanding of the accompanying financial statements.

Basis of financial statement presentation

     The accompanying financial statements are presented in accordance with generally accepted accounting principles. IDSC uses the equity method of accounting for its wholly owned unconsolidated subsidiary, which is the method prescribed by the Securities and Exchange Commission (SEC) for non-investment company subsidiaries of issuers of face-amount certificates. Certain amounts from prior years have been reclassified to conform to the current year presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of income and expenses during the year then ended. Actual results could differ from those estimates.

Fair values of financial instruments

     The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

Preferred stock dividend income

     IDSC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities. Dividend income from perpetual preferred stock is recognized on an ex-dividend basis.

Securities

     Cash equivalents are carried at amortized cost, which approximates fair value. IDSC has defined cash and cash equivalents as cash in banks and highly liquid investments with a maturity of three months or less at acquisition and are not interest rate sensitive.

     Debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried, net of deferred income taxes, as a separate component of stockholder's equity.

     The basis for determining cost in computing realized gains and losses on securities is specific identification. When there is a decline in value that is other than temporary, the securities are carried at estimated realizable value with the amount of adjustment included in income.

First mortgage loans on real estate

     Mortgage loans are carried at amortized cost, less reserves for losses, which is the basis for determining any realized gains or losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

     Impairment is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses.

     The reserve for mortgage loan losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

     IDSC generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on Management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

Certificates

     Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate owners are entitled to receive at maturity a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate at specified percentage rates as declared by IDSC. Reserves also are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense

     On certain series of certificates, distribution fees are deferred and amortized over the estimated lives of the related certificates, which is approximately 10 years. Upon surrender prior to maturity, unamortized deferred distribution fees are recognized in expense and any related surrender charges are recognized as a reduction in provision for certificate reserves.

Federal income taxes

     IDSC's taxable income or loss is included in the consolidated federal income tax return of American Express Company. IDSC provides for income taxes on a separate return basis, except that, under an agreement between Parent and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Parent and its subsidiaries that Parent will reimburse a subsidiary for any tax benefits recorded.

2. Deposit of assets and maintenance of qualified assets

     A) Under the provisions of its certificates and the 1940 Act, IDSC was required to have qualified assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $3,694,204 and $3,259,260 at Dec. 31, 1997 and
1996, respectively. IDSC had qualified assets of $3,964,036 at Dec. 31, 1997 and $3,453,508 at Dec. 31, 1996, excluding net unrealized appreciation on available-for-sale securities of $48,912 and $22,214 at Dec. 31, 1997 and 1996, respectively and payable for securities purchased of $19,601 and $61,979 at Dec. 31, 1997 and 1996, respectively.

     Qualified assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. Qualified assets for which no provision for valuation is made in such statutes are valued in accordance with rules, regulations or orders prescribed by the SEC. These values are the same as financial statement carrying values, except for debt securities classified as available for sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     B) Pursuant to provisions of the certificates, the 1940 Act, the central depositary agreement and to requirements of various states, qualified assets of IDSC were deposited as follows:

                                             Dec. 31, 1997

                                              Required
                                    Deposits  deposits   Excess

Deposits to meet certificate
liability requirements:

States                                  $363       $328       $35
Central Depositary                 3,826,505  3,650,121   176,384

Total                             $3,826,868 $3,650,449  $176,419

                                             Dec. 31, 1996

                                              Required
                                    Deposits  deposits   Excess

Deposits to meet certificate
liability requirements:

States                                  $362       $330       $32
Central Depositary                 3,355,041  3,203,076   151,965

Total                             $3,355,403  $3,203,406 $151,997

     The assets on deposit at Dec. 31, 1997 and 1996 consisted of securities having a deposit value of $3,580,866 and $3,117,715, respectively; mortgage loans of $212,433 and $218,697, respectively; and other assets of $33,569 and $18,991, respectively.

American Express Trust Company is the central depositary for IDSC. See note 7C.

3.  Investments in securities

     A) Fair values of investments in securities represent market prices or estimated fair values when quoted prices are not available. Estimated fair values are determined by IDSC using established procedures, involving review of market indexes, price levels of current offerings and comparable issues, price estimates and market data from independent brokers and financial files. The procedures are reviewed annually. IDSC's vice president - investments reports to the board of directors on an annual basis regarding such pricing sources and procedures to provide assurance that fair value is being achieved.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     The following is a summary of securities held to maturity and securities available for sale at Dec. 31, 1997 and Dec. 31, 1996.

                                                    Dec. 31, 1997
                                                         Gross     Gross
                                   Amortized   Fair   unrealized  unrealized
                                      cost     value     gains     losses

HELD TO MATURITY

U.S. Government and
  agencies obligations                  $363      $369        $6       $-
Mortgage-backed securities            29,340    29,969       629        -
Corporate debt securities            242,050   248,455     6,493        88
Stated maturity preferred stock      486,390   505,522    19,332       200

                                    $758,143  $784,315   $26,460      $288
AVAILABLE FOR SALE

Mortgage-backed securities        $1,251,283 $1,274,417   $23,336      $202
State and municipal obligations       41,116     42,526     1,410        -
Corporate debt securities          1,417,668  1,438,640    22,636     1,664
Stated maturity preferred stock       63,214     64,444     1,284        54
Perpetual preferred stock             88,726     91,497     2,771        -
Common stock                             605         -         -        605

                                  $2,862,612 $2,911,524   $51,437    $2,525

                                                    Dec. 31, 1996
                                                         Gross     Gross
                                   Amortized    Fair   unrealized unrealized
                                      cost     value     gains     losses
HELD TO MATURITY

U.S. Government and
  agencies obligations                  $362      $365        $4        $1
Mortgage-backed securities            38,435    38,834       743       344
Corporate debt securities            266,642   274,235     8,447       854
Stated maturity preferred stock      558,482   576,603    19,513     1,392

                                    $863,921  $890,037   $28,707    $2,591
AVAILABLE FOR SALE

Mortgage-backed securities        $1,009,738 $1,021,603   $14,164    $2,299
State and municipal obligations       55,876     57,726     1,850        -
Corporate debt securities          1,000,316  1,008,077    10,808     3,047
Stated maturity preferred stock       52,458     52,139       109       428
Perpetual preferred stock             68,000     68,282       317        35
Common stock                           4,366      5,141       775        -

                                  $2,190,754 $2,212,968   $28,023    $5,809

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     The amortized cost and fair value of securities held to maturity and available for sale, by contractual maturity, at Dec. 31, 1997, are shown below. Cash flows will differ from contractual maturities because issuers may have the right to call or prepay obligations.


                                                       Amortized    Fair
                                                          cost     value

HELD TO MATURITY
Due within 1 year                                        $78,343   $78,991
Due after 1 through 5 years                              381,844   393,317
Due after 5 years through 10 years                       168,247   175,540
Due after 10 years                                       100,369   106,498
                                                         728,803   754,346

Mortgage-backed securities                                29,340    29,969

                                                        $758,143  $784,315

AVAILABLE FOR SALE

Due within 1 year                                        $53,744   $54,074
Due after 1 through 5 years                              785,191   794,535
Due after 5 years through 10 years                       469,792   480,813
Due after 10 years                                       213,271   216,188
                                                       1,521,998 1,545,610

Mortgage-backed securities                             1,251,283 1,274,417
Perpetual preferred stock                                 88,726    91,497
Common stock                                                 605        -

                                                      $2,862,612 $2,911,524


     During the years ended Dec. 31, 1997 and 1996, there were no securities classified as trading securities.

     The proceeds from sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales during the years ended Dec. 31, 1997, 1996 and 1995, were as follows:

                                                1997      1996      1995
Proceeds                                      $161,188  $313,976   $83,970
Gross realized gains                             1,292       456        36
Gross realized losses                            1,637     5,836     1,854


     Sales  of   held-to-maturity   securities,   due  to   significant   credit
deterioration, during the years ended Dec. 31, 1997, 1996 and 1995, were as follows:

                                                1997      1996      1995
Amortized cost                                 $32,969   $22,297   $22,782
Gross realized gains                             1,621     3,200         2
Gross realized losses                              680       513       479


Notes to Financial Statements ($ in thousands unless indicated otherwise)

     During the years ended Dec. 31, 1997 and 1996, no securities were reclassified from held to maturity to available for sale. During the year ended Dec. 31, 1995, securities with an amortized cost and fair value of $111,967 and $116,882, respectively, were reclassified from held to maturity to available for sale. The reclassification was made on Dec. 4, 1995, as a result of adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities".

     B) Investments in securities with fixed maturities comprised 89% and 85% of IDSC's total invested assets at Dec. 31, 1997 and 1996, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by Parent's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. A summary of investments in securities with fixed maturities by rating of investment is as follows:

Rating                                1997      1996
Aaa/AAA                                 44%       41%
Aa/AA                                    1         1
Aa/A                                     1         1
A/A                                     14        20
A/BBB                                    6         6
Baa/BBB                                 25        24
Below investment grade                   9         7
                                       100%      100%

     Of the securities rated Aaa/AAA, 83% at Dec. 31, 1997 and 87% at Dec. 31, 1996 are U.S. Government Agency mortgage-backed securities that are not rated by a public rating agency. Approximately 9% at Dec. 31, 1997 and 11% at Dec. 31, 1996 of other securities with fixed maturities are rated by Parent's internal analysts. At Dec. 31, 1997 and 1996 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1% of IDSC's total investment in securities with fixed maturities.

     C) IDSC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, IDSC may purchase for its portfolio all or part of an issue of restricted securities. Since IDSC would intend to purchase such securities for investment and not for distribution, it would not be "acting as a distributor" if such securities are resold by IDSC at a later date.

     The fair values of restricted securities are determined by the board of directors using the procedures and factors described in note 3A.

     In the event IDSC were to be deemed to be a distributor of the restricted securities, it is possible that IDSC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be incurred by the issuer of the restricted securities.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

4. Investments in first mortgage loans on real estate

     At Dec. 31, 1997 and 1996, IDSC's recorded investment in impaired mortgage loans was $363 and $847, respectively, and the reserve for loss on those amounts was $261 and $611, respectively. During 1997, 1996 and 1995, the average recorded investment in impaired mortgage loans was $743, $925 and $1,052, respectively.

     IDSC recognized $37, $88 and $53 of interest income related to impaired mortgage loans for the years ended Dec. 31, 1997, 1996 and 1995, respectively.

     During the years ended Dec. 31, 1997, 1996 and 1995, there were no changes in the reserve for loss on mortgage loans of $611.

     At Dec. 31, 1997 and 1996, approximately 5% and 6%, respectively, of IDSC's invested assets were first mortgage loans on real estate. A summary of first mortgage loans by region and type of real estate is as follows:


Region                                    1997       1996
South Atlantic                              23%        22%
West North Central                          21         17
East North Central                          18         21
Mountain                                    13         15
Middle Atlantic                             11         14
West South Central                           6          5
New England                                  5          3
Pacific                                      3          3

                                           100%       100%

Property Type                             1997       1996

Retail/shopping centers                     31%        36%
Apartments                                  23         33
Office buildings                            20          9
Industrial buildings                        17         13
Other                                        9          9

                                           100%       100%

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     The carrying amounts and fair values of first mortgage loans on real estate are as follows at Dec. 31. The fair values are estimated using discounted cash flow analysis, using market interest rates currently being offered for loans with similar maturities.

                                   Dec. 31, 1997       Dec. 31, 1996

                                    Carrying    Fair    Carrying    Fair
                                     amount    value     amount    value

First mortgage loans on real estate $213,044  $216,951  $219,308  $221,253
Reserve for losses                      (611)       -       (611)       -

Net first mortgage loans on
real estate                         $212,433  $216,951  $218,697  $221,253

     At Dec. 31, 1997 and 1996, commitments for fundings of first mortgage loans, at market interest rates, aggregated $9,375 and $9,300, respectively. IDSC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. IDSC's loan fundings are restricted to 80% or less of the market value of the real estate at the time of the loan funding. Management believes there is no fair value for these commitments.

5.  Certificate reserves

     Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section 28 of the 1940 Act. The average rates of accumulation on certificate reserves at Dec. 31, 1997 and 1996 were:
                                                            1997

                                                          Average      Average
                                             Reserve       gross      additional
                                             balance    accumulation    credit
                                                            rate         rate
Installment certificates:

Reserves to mature:
  With guaranteed rates                        $24,316       3.50        1.35%
  Without guaranteed rates (A)                 318,903         -         2.96
Additional credits and accrued interest         19,554       3.17          -
Advance payments and accrued interest (C)          968       3.17        1.68
Other                                               56                     -
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                        165,258       3.21        1.83
  Without guaranteed rates (A) and (D)       3,020,933         -         5.03
Additional credits and accrued interest        174,699       3.21          -
Due to unlocated certificate holders               291         -           -

                                            $3,724,978

Notes to Financial Statements ($ in thousands unless indicated otherwise)

                                                            1996

                                                          Average      Average
                                             Reserve       gross      additional
                                             balance    accumulation    credit
                                                            rate         rate

Installment certificates:

Reserves to mature:
  With guaranteed rates                        $32,512       3.50        1.35%
  Without guaranteed rates (A)                 311,832          -        2.97
Additional credits and accrued interest         21,931       3.14           -
Advance payments and accrued interest            1,198       3.15        1.70
Other                                               55          -           -
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                        187,272       3.23        1.79
  Without guaranteed rates (A) and (D)       2,560,418          -        5.03
Additional credits and accrued interest        167,673       3.23           -
Due to unlocated certificate holders               300          -           -

                                            $3,283,191

     A) There is no minimum rate of accrual on these reserves. Interest is declared periodically, quarterly or annually, in accordance with the terms of the separate series of certificates.

     B) On certain series of single payment certificates, additional interest is predeclared for periods greater than one year. At Dec. 31, 1997, $6,375 of retained earnings had been appropriated for the predeclared additional interest, which represents the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

     C) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.17%. IDSC has increased the rate of accrual to 4.85% through April 30, 1999. An appropriation of retained earnings amounting to $50 has been made, which represents the estimated additional accrual that will result from the increase granted by IDSC.

     D) IDS Stock Market Certificate enables the certificate owner to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificate has a term of 12 months and may continue for up to 14 successive terms. The reserve balance at Dec. 31, 1997 and 1996 was $416,485 and $309,570, respectively.

     E) The carrying amounts and fair values of certificate reserves consisted of the following at Dec. 31, 1997 and 1996. Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     The fair values for other certificate reserves are determined by a discounted cash flow analysis using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

                                                     1997                1996

                                              Carrying    Fair    Carrying    Fair
                                               amount    value     amount    value

Reserves with terms of one year or less       $3,186,971 $3,185,396 $2,637,144 $2,635,835
Other                                            538,007    551,988    646,047    673,772

Total certificate reserves                     3,724,978  3,737,384  3,283,191  3,309,607
Unapplied certificate transactions                   868        868      1,217      1,217
Certificate loans and accrued interest           (37,495)   (37,495)   (43,980)   (43,980)

Total                                         $3,688,351 $3,700,757 $3,240,428 $3,266,844

6.  Dividend restriction

     Certain series of installment certificates outstanding provide that cash dividends may be paid by IDSC only in calendar years for which additional credits of at least one-half of 1% on such series of certificates have been authorized by IDSC. This restriction has been removed for 1998 and 1999 by IDSC's declaration of additional credits in excess of this requirement.

7. Fees paid to Parent and affiliated companies ($ not in thousands)

     A) The basis of computing fees paid or payable to Parent for investment advisory and other general and administrative services is:

     The investment advisory and services agreement with Parent provides for a graduated scale of fees equal on an annual basis to 0.750% on the first $250 million of total book value of assets of IDSC, 0.650% on the next $250 million, 0.550% on the next $250 million, 0.500% on the next $250 million and 0.107% on the amount in excess of $1 billion. Effective Jan. 1, 1998, the fee on the amount in excess of $1 billion was changed from 0.450% to 0.107%. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage loans, real estate and any other asset on which IDSC pays an outside service fee.

     B) The basis of computing fees paid or payable to American Express Financial Advisors Inc. (an affiliate) for distribution services is:

     Fees payable to American Express Financial Advisors Inc. on sales of IDSC's certificates are based upon terms of agreements giving American Express Financial Advisors Inc. the exclusive right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     From time to time, IDSC may sponsor or participate in sales promotions involving one or more of the certificates and their respective terms. These promotions may offer a special interest rate to attract new clients or retain existing clients. To cover the cost of these promotions, distribution fees paid to American Express Financial Advisors may be lowered. For the promotion of IDSC's 7-month and 13-month term Flexible Savings certificate which occurred Sept. 10, 1997 to Nov. 25, 1997, the distribution fee for sales of these certificates was lowered to 0.067%.

     The aggregate fees payable under the agreements per $1,000 face amount of installment certificates and a summary of the periods over which the fees are payable are:

                                                                  Number of
                                                                 certificate
                                                                  years over
                                   Aggregate fees payable          which
                                                                 subsequent
                                             First     Subsequent years' fees
                                   Total     year      years     are payable

On sales effective April 30, 1997  $25.00    $ 2.50    $22.50            9

On sales prior to April 30, 1997(a) 30.00      6.00     24.00            4

     (a) At the end of the sixth through the 10th year, an additional fee of 0.5% is payable on the daily average balance of the certificate reserve maintained during the sixth through the 10th year, respectively.

     Effective April 30, 1997, fees on Cash Reserve and Flexible Savings Certificates are paid at a rate of 0.20% of the purchase price at the time of issuance and 0.20% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold prior to April 30, 1997, fees were paid at a rate of 0.25% of the purchase price at the time of issuance and are paid at the rate of 0.25% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

     Fees on the Future Value Certificate were paid at the rate of 5% of the purchase price at time of issuance. Effective May 1, 1997, the Future Value Certificate is no longer being offered for sale.

     Fees on the Investors Certificate are paid at an annualized rate of 1% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one, two or three-month term. Fees are paid each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     Fees on the Preferred Investors Certificate are paid at an annualized rate of 0.66% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one, two or three-month term. Fees are paid each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

     Effective April 30, 1997, fees on the IDS and American Express Stock Market Certificates are paid at the rate of 0.70% of the purchase price on the first day of the certificate's term and 0.70% of the reserves maintained for these certificates at the beginning of each subsequent term. For certificates sold prior to April 30, 1997, fees were paid at a rate of 1.25% of the purchase price on the first day of the certificate's term and are paid at a rate of 1.25% of the reserves maintained for these certificates at the beginning of each subsequent term.

C) The basis of computing depositary fees paid or payable to American Express Trust Company (an affiliate) is:

Maintenance charge per account     5 cents per $1,000 of assets on deposit

Transaction charge                 $20 per transaction

Security loan activity:
  Depositary Trust Company

    receive/deliver                $20 per transaction
  Physical receive/deliver         $25 per transaction
  Exchange collateral              $15 per transaction

     A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.

D) The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the American Express Special Deposits Certificate on an annualized basis is:

     1.25% of the reserves maintained for the certificates on an amount from $100,000 to $249,000, 0.80% on an amount from $250,000 to $499,000, 0.65% on an amount from $500,000 to $999,000 and 0.50% on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one, two or three-month term. Fees are paid at the end of each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

E) The basis of computing transfer agent fees paid or payable to American Express Client Service Corporation (AECSC) (an affiliate) is:

     Under a Transfer Agency Agreement effective Jan. 1, 1998, AECSC will maintain certificate owner accounts and records. IDSC will pay AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

8.  Income taxes

     Income tax benefit (expense) as shown in the statement of operations for the three years ended Dec. 31, consists of:

                                                  1997      1996      1995
Federal:
  Current                                       $1,138    $5,560    $6,285
  Deferred                                       2,266     1,124     2,652
                                                 3,404     6,684     8,937
State                                              (65)      (27)       43

Total income tax benefit                        $3,339    $6,657    $8,980

     Income tax benefit (expense) differs from that computed by using the U.S. Statutory rate of 35%. The principal causes of the difference in each year are shown below:
                                                  1997      1996      1995

Federal tax expense at U.S. statutory rate     ($8,378)  ($5,711)  ($6,307)
Tax-exempt interest                                724     1,517     3,339
Dividend exclusion                              11,044    10,865    12,166
Other, net                                          14        13      (261)

Federal tax benefit                             $3,404    $6,684    $8,937

     Deferred income taxes result from the net tax effects of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of IDSC's deferred tax assets and liabilities as of Dec. 31, are as follows.


Deferred tax assets:                              1997      1996
Certificate reserves                           $13,488   $13,028
Investment reserves                                502       540
Other, net                                          19        19

Total deferred tax assets                      $14,009   $13,587

Deferred tax liabilities:                         1997      1996

Deferred distribution fees                      $7,382    $8,934
Investment unrealized gains                     17,119     7,775
Purchased/written call options                   3,557     3,429
Dividends receivable                               654       745
Investments                                        429       714
Return of capital dividends                         43        87

Total deferred tax liabilities                 $29,184   $21,684

Net deferred tax liabilities                   $15,175    $8,097

Notes to Financial Statements ($ in thousands unless indicated otherwise)

9.  Derivative financial instruments

     IDSC enters into transactions involving derivative financial instruments as an end user (nontrading). IDSC uses these instruments to manage its exposure to interest rate risk and equity price risk, including hedging specific transactions. IDSC manages risks associated with these instruments as described below.

     Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. IDSC is not impacted by market risk related to derivatives held because derivatives are largely used to manage risk and, therefore, the cash flows and income effects of the derivatives are inverse to the effects of the underlying hedged transactions.

     Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. IDSC monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate. At Dec. 31, 1997, IDSC's counterparties to the interest rate floors and swaps are rated A or better by nationally recognized rating agencies. The counterparties to the purchased call options are seven major broker/dealers.

     The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts do not represent market or credit risk and are not recorded on the balance sheet.

     Credit risk related to derivative financial instruments is measured by the replacement cost of those contracts at the balance sheet date. The replacement cost represents the fair value of the instrument, and is determined by market values, dealer quotes or pricing models.

IDSC's holdings of derivative financial instruments were as follows at Dec. 31, 1997 and 1996.
                                                    1997
                                    Notional                         Total
                                   or contract  Carrying    Fair     credit
                                     amount      value     value      risk

Assets:

  Interest rate floors              $500,000      $205      $251      $251
  Purchased call options                 389    55,922    54,609    54,609
  Total                             $500,389   $56,127   $54,860   $54,860

Liabilities:

  Interest rate swaps             $1,000,000      $416    $2,138       $-
  Written call options                   376    24,739    32,990        -
  Total                           $1,000,376   $25,155   $35,128       $-

Notes to Financial Statements ($ in thousands unless indicated otherwise)

                                                    1996

                                    Notional                         Total
                                   or contract  Carrying    Fair    credit
                                     amount      value     value     risk
Assets:

  Interest rate caps and corridors  $200,000       $-       $188      $188
  Purchased call options                 362    36,164    34,987    34,987
  Total                             $200,362   $36,164   $35,175   $35,175

Liabilities:

  Written call options                  $337    $9,552   $17,571       $-

     The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate floors expire in April of 1999 and $500,000 notional amount of the interest rate swaps expires in May of 1998 and $500,000 expire in April of 1999. The options expire throughout 1998.

     Interest rate caps, corridors, floors and swaps, and options are used to manage IDSC's exposure to rising interest rates. These instruments are used primarily to protect the margin between the interest earned on investments and the interest rate credited to related investment certificate owners.

     The interest rate floors are reset monthly and IDSC earns interest on the notional amount to the extent the U.S. Treasury securities at "constant maturity" for a period of one year exceed the reference rates specified in the floor agreements. These reference rates range from 4.6% to 4.7%. The cost of interest rate floors is amortized over the terms of the agreements on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses.

     The interest rate caps and corridors were reset quarterly and IDSC earned interest on the notional amount to the extent the London Interbank Offering Rate exceeded the reference rates specified in the cap and corridor agreements. These reference rates ranged from 4% to 9%. The cost of interest rate caps and corridors is amortized over the terms of the agreements on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses.

     The interest rate swaps are reset monthly. IDSC pays a fixed rate on the notional amount ranging from 5.46% to 6.72% and receives a floating rate on the notional amount tied to the U.S. Treasury securities at "constant maturity" for a period of one year. There is no cost carried on the balance sheet. The carrying amount shown above represents the net interest receivable/payable under the swap agreements. Interest earned and interest expensed under the agreements is shown net in investment expenses.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

     IDSC offers a series of certificates which pays interest based upon the relative change in a major stock market index between the beginning and end of the certificates' term. The certificate owners have the option of participating in the full amount of increase in the index during the term (subject to a specified maximum) or a lesser percentage of the increase plus a guaranteed minimum rate of interest. As a means of hedging its obligations under the provisions of these certificates, IDSC purchases and writes call options on the major market index. The options are cash settlement options, that is, there is no underlying security to deliver at the time the contract is closed out.

     Each purchased (written) call option contract confers upon the holder the right (obligation) to receive (pay) an amount equal to one hundred dollars times the difference between the level of the major stock market index on the date the call option is exercised and the strike price of the option.

     The option contracts are less than one year in term. The premiums paid or received on these index options are reported in other qualified assets or other liabilities, as appropriate, and are amortized into investment expense over the life of the option. The intrinsic value of these index options is also reported in other qualified assets or other liabilities, as appropriate. The unrealized gains and losses related to the changes in the intrinsic value of these options are recognized currently in provision for certificate reserves.

Following is a summary of open option contracts at Dec. 31, 1997 and 1996.

                                                 1997

                                    Contract    Average       Index at
                                     amount   strike price   Dec.31,1997

Purchased call options                  $389       876       970
Written call options                     376       969       970

                                                 1996

                                    Contract  Average         Index at
                                     amount  strike price    Dec.31,1996

Purchased call options                  $362       669       741
Written call options                     337       736       741

10.  Fair values of financial instruments

     IDSC discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The fair value of the financial instruments presented may not be indicative of their future fair values. The estimated fair value of certain financial instruments such as cash and cash equivalents, receivables for dividends and interest, investment securities sold and other trade receivables, accounts payable due to Parent and affiliates, payable for investment securities purchased and other accounts payable and accrued expenses are approximated to be the carrying amounts disclosed in the balance sheets. Non-financial instruments, such as deferred distribution fees, are excluded from required disclosure. IDSC's off-balance sheet intangible assets, such as IDSC's name and future earnings of the core business are also excluded. IDSC's management believes the value of these excluded assets is significant. The fair value of IDSC, therefore, cannot be estimated by aggregating the amounts presented.

Notes to Financial Statements ($ in thousands unless indicated otherwise)

A summary of fair values of financial instruments as of Dec. 31, is as follows:

                                                1997                1996

                                             Carrying     Fair   Carrying     Fair
                                               value     value     value     value

Financial assets:

 Assets for which carrying values

   approximate fair values                     $49,940   $49,940  $155,396  $155,396
 Investment securities (note 3)              3,669,667 3,695,839 3,076,889 3,103,005
 First mortgage loans on real estate (note 4)  212,433   216,951   218,697   221,253
 Derivative financial instruments (note 9)      56,127    54,860    36,164    35,175

Financial liabilities:
  Liabilities for which carrying values

    approximate fair values                     48,255    48,255    76,040    76,040
  Certificate reserves (note 5)              3,688,351 3,700,757 3,240,428 3,266,844
  Derivative financial instruments (note 9)     25,155    35,128     9,552    17,571

11. Year 2000 issue (Unaudited)

     The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of IDSC. All of the systems used by IDSC are maintained by its Parent and are utilized by multiple subsidiaries and affiliates of the Parent. IDSC's business is heavily dependent upon the Parent's computer systems, and has significant interactions with systems of third parties.

     A comprehensive review of the Parent's computer systems and business processes, including those specific to IDSC, has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. The Parent's goal is to complete internal remediation and testing of each system by the end of 1998 and to continue compliance efforts through 1999.

     The Parent is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on IDSC's operations. The potential materiality of any such impact is not known at this time.

American Express Investors Certificate (for selected investors)
Prospectus
April 29, 1998

Provides high fixed rates with capital preservation.

American Express Investors Certificates are issued by IDS Certificate Company (the Issuer or IDSC). The American Express Investors Certificate is a security purchased with a single investment. You may purchase this certificate by selecting a term of one, two, three, six, 12, 24 or 36 months, and an initial investment of at least $100,000 but not more than $5 million (unless you receive prior authorization from the Issuer to invest more), exclusive of interest. However, this prospectus is designed for selected persons who, with authorization of the Issuer, plan to invest at least $50 million in certain combinations of these certificates. Unless you plan to invest at least $50 million in total with at least $5 million (exclusive of interest) for a term of 12 months or longer, you should discuss with your relationship manager whether this is the right prospectus for you. Your principal and interest are guaranteed by the Issuer. The Issuer guarantees a fixed rate of interest depending upon the term you select. You may invest in successive terms up to a total of 20 years from the issue date of the certificate. Your interest rate will be determined as described in "About the certificate."

This prospectus describes American Express Investors Certificate distributed by American Express Financial Advisors Inc. American Express Bank International
(AEBI) has an arrangement with American Express Financial Advisors Inc. under which the certificate is offered to AEBI's clients who are neither citizens nor residents of the United States, and to certain U.S. trusts. The certificate is currently available through AEBI offices located in Florida and New York. The certificate is also available to certain clients of Coutts & Co. (USA) International (Coutts) through its office in California.


AS IS THE CASE WITH OTHER INVESTMENT COMPANIES, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This prospectus describes terms and conditions of your American Express Investors Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Investors Certificate as described in the prospectus, or to bind the Issuer by any statement not in it.

IDS CERTIFICATE COMPANY IS NOT A BANK OR FINANCIAL INSTITUTION, AND THE SECURITIES IT OFFERS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR BACKED OR GUARANTEED OR ENDORSED BY, ANY BANK OR FINANCIAL INSTITUTION, NOR ARE THEY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

Issuer:
IDS Certificate Company
Unit 557
IDS Tower 10
Minneapolis, MN  55440-0010

Distributor:
American Express Financial Advisors Inc.
IDS Tower 10
Minneapolis, MN  55440-0010

Selling Agents:
American Express Bank International
American Express Tower
World Financial Center
New York, NY  10285-2300

Coutts & Co (USA) International
701 Brickell Avenue
23rd Floor
Miami, FL  33131

Where to get information about the Issuer

The Issuer is subject to the reporting requirements of the Securities Exchange Act of 1934. Reports and other information on the Issuer are filed with the Securities and Exchange Commission (SEC) and are available on the SEC Internet web site (http://www.sec.gov). Copies can be obtained from the Public Reference Section of the SEC, 450 5th St., N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Or you can inspect and copy information in person at the SEC's Public Reference Section and at the following regional offices:

Northeast Regional Office
7 World Trade Center
Suite 1300
New York, NY  10048

Midwest Regional Office
500 West Madison St.
Suite 1400
Chicago, IL  60661

Pacific Regional Office
5670 Wilshire Blvd.
11th Floor
Los Angeles, CA  90036

Initial interest rates

The Issuer guarantees a fixed rate of interest for each term. For the initial term, the rate will be within a specified range of certain average interest rates generally referred to as the London Interbank Offered Rates (LIBOR) as explained under "About the certificate."


Here are the interest rates in effect on the date of this prospectus, April 29, 1998*:

                                                                Actual
                                     Simple                    Compound                   Effective
                                    Interest                   Yield for                 Annualized
           Term                       Rate*                   the Term**                  Yield***
--------------------------- -------------------------- -------------------------- --------------------------
    1 month                        4.156%                     4.156%                     4.236%
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------


    2 month                        4.149                      4.156                      4.229
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

    3 month                        4.173                      4.188                      4.254
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

    6 month                        4.186                      4.223                      4.267
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

   12 month                        4.260                      4.344                      4.344
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

   24 month                        4.413                      4.503                      4.503
--------------------------- -------------------------- -------------------------- --------------------------
--------------------------- -------------------------- -------------------------- --------------------------

   36 month                        4.413                      4.503                      4.503
--------------------------- -------------------------- -------------------------- --------------------------


     * These are the rates for investments of $100,000. Rates may depend on factors described in "Rates for new purchases" under "About the certificate."
    ** Assuming monthly compounding for the number of months in the term and a $100,000 purchase.
   *** Assuming monthly compounding for 12 months and a $100,000 purchase.

These rates may or may not be in effect when you apply to purchase your certificate. Rates for future terms are set at the discretion of the Issuer and may also differ from the rates shown here. See "Rates for new purchases" under "About the certificate" for further information.


The Issuer reserves the right to issue other securities with different terms.

Contents

Table of contents

About the certificate                                                        p
Investment amounts and terms                                                 p
Face amount and principal                                                    p
Value at maturity                                                            p
Receiving cash during the term                                               p
Interest                                                                     p
Promotions and pricing flexibility                                           p
Rates for new purchases                                                      p
Rates for future terms                                                       p
Additional investments                                                       p
Earning interest                                                             p

How to invest and withdraw funds                                             p
Buying your certificate                                                      p
How to make investments at term end                                          p
Full and partial withdrawals                                                 p
When your certificate term ends                                              p
Transfers to other accounts                                                  p
Transfer of ownership                                                        p
For more information                                                         p
Giving instructions and written notification                                 p
Purchases by bank wire                                                       p


Tax treatment of your investment                                             p
Withholding taxes                                                            p
Trusts                                                                       p


How your money is used and protected                                         p
Invested and guaranteed by the Issuer                                        p
Regulated by government                                                      p
Backed by our investments                                                    p
Investment policies                                                          p

How your money is managed                                                    p
Relationship between the Issuer and American
   Express Financial Corporation                                             p
Capital structure and certificates issued                                    p
Investment management and services                                           p
Distribution                                                                 p
About American Express Bank International and Coutts                         p
Transfer Agent                                                               p
Employment of other American Express affiliates                              p
Directors and officers                                                       p
Independent auditors                                                         p


Appendix                                                                     p

Annual financial information                                                 p
Summary of selected financial information                                    p
Management's discussion and analysis of financial
   condition and results of operations                                       p
Report of independent auditors                                               p

Financial statements                                                         p

Notes to financial statements                                                p

About the certificate

Investment amounts and terms

You may purchase the American Express Investors Certificate with an initial payment of at least $100,000 payable in U.S. currency. Unless you receive prior authorization, your total amount paid in any one or more certificates, in the aggregate over the life of the certificates, less withdrawals, cannot exceed $5 million. Unless you plan to invest at least $50 million in total, with at least $5 million (exclusive of interest) for a term of 12 months or longer, you should discuss with your relationship manager whether this is the right prospectus for you.

After determining the amount you wish to invest, you select a term of one, two, three, six, 12, 24 or 36 months for which the Issuer will guarantee a specific interest rate. The Issuer guarantees the principal of your certificate. At the end of the term, you may have interest earned on the certificate during its term credited to your certificate or paid to you. Investments in the certificate may continue for successive terms up to a total of 20 years from the issue date of the certificate. Generally, you will be able to select any of the terms offered. But if your certificate is nearing its 20-year maturity, you will not be allowed to select a term that would carry the certificate past its maturity date.

Face amount and principal

The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate. Any investment or withdrawal within 15 days of the end of a term will be added on or deducted to determine principal for the new term. A withdrawal at any other time is taken first from interest credited to your investment during that term. The principal is the amount that is reinvested at the beginning of each subsequent term, and is calculated as follows:

Principal equals      Face amount (initial investment)
plus                  At the end of a term, interest credited to your account
                      during the term
minus                 Any interest paid to you in cash
plus                  Any additional investments to your certificate
minus                 Any withdrawals, fees and applicable penalties

Principal may change during a term as described in "Full and partial withdrawals."

For example: Assume your initial investment (face amount) of $500,000 earned $7,500 of interest during the term. You have not taken any interest as cash or made any withdrawals. You have invested an additional $250,000 prior to the beginning of the next term. Your principal for the next term will equal:

              $500,000     Face amount (initial investment)
plus             7,500     Interest credited to your account
minus               (0)    Interest paid to you in cash
plus           250,000     Additional investment to your certificate
minus               (0)    Withdrawals and applicable penalties or fees
              $757,500     Principal at the beginning of the next term.

Value at maturity

You may continue to invest for successive terms for up to a total of 20 years. Your certificate matures at 20 years from its issue date. At maturity, you will receive a distribution for the value of your certificate, which will be the total of your purchase price, plus additional investments and any credited interest not paid to you in cash, less any withdrawals and penalties. Some fees may apply as described in "How to invest and withdraw funds."

Receiving cash during the term

If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply.

Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to invest and withdraw funds."

Interest

Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month (on the monthly anniversary of the issue date). Interest may be paid to you monthly in cash if you maintain a principal balance of at least $500,000.

The Issuer declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:

      applying the interest rate then in effect to your balance each day;

      adding these daily amounts to get a monthly total; and

      subtracting interest accrued on any amount you withdraw during the certificate month.

Interest is calculated on a 30-day month and 360-day year basis.

Promotions and pricing flexibility

From time to time, the Issuer may sponsor or participate in promotions involving one or more of the certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who purchase or use products or services offered by American Express Company, Coutts & Co. (USA) International or their affiliates. These promotions will generally be for a specified period of time. We also may offer different rates based on your amount invested.

Rates for new purchases

When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase showing the rate that your investment will earn. The Issuer guarantees that the rate in effect for your initial term will be within a 100 basis point (1%) range tied to certain average interest rates for comparable length dollar deposits available on an interbank basis in the London market, and generally referred to as the London Interbank Offered Rates (LIBOR). For investments of $1 million or more, initial rates for specific terms are determined as follows:

1 month Within a range of 80 basis points below to 20 basis points above the one-month LIBOR rate.

2 months Within a range of 80 basis points below to 20 basis points above the one-month LIBOR rate. (A two-month LIBOR rate is not published.)

3 months Within a range of 80 basis points below to 20 basis points above the three-month LIBOR rate.

6 months Within a range of 80 basis points below to 20 basis points above the six-month LIBOR rate.

12 months Within a range of 80 basis points below to 20 basis points above the 12-month LIBOR rate.

24 months Within a range of 50 basis points below to 50 basis points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months Within a range of 50 basis points below to 50 basis points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For investments from $250,000 to $999,999 initial rates for specific terms are determined as follows:

1 month Within a range of 100 basis points below to zero basis points above the one-month LIBOR rate.

2 months Within a range of 100 basis points below to zero basis points above the one-month LIBOR rate. (A two-month LIBOR rate is not published.)

3 months Within a range of 100 basis points below to zero basis points above the three-month LIBOR rate.

6 months Within a range of 100 basis points below to zero basis points above the six-month LIBOR rate.

12 months Within a range of 100 basis points below to zero basis points above the 12-month LIBOR rate.

24 months Within a range of 85 basis points below to 15 points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months Within a range of 85 basis points below to 15 points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For investments of $100,000 to $249,999, initial rates for specific terms are determined as follows:

1 month Within a range of 180 basis points below to 80 basis points below the one-month LIBOR rate.

2 months Within a range of 180 basis points below to 80 basis points below the one-month LIBOR rate. (A two-month LIBOR rate is not published.)

3 months Within a range of 180 basis points below to 80 basis points below the three-month LIBOR rate.

6 months Within a range of 180 basis points below to 80 basis points below the six-month LIBOR rate.

12 months Within a range of 180 basis points below to 80 basis points below the 12-month LIBOR rate.

24 months Within a range of 175 basis points below to 75 basis points below the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months Within a range of 175 basis points below to 75 basis points below the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For example, if the LIBOR rate published on the date rates are determined with respect to a six-month deposit is 6.50%, the rate declared on a six-month American Express Investors Certificate greater than $250,000 but less than $1 million would be between 5.50% and 6.50%. If the LIBOR rate published for a given week with respect to 12-month certificates is 7.00%, the Issuer's rates in effect that week for the 24- and 36-month American Express Investors Certificates greater than $250,000 would be between 6.15% and 7.15%. When your application is accepted, you will be sent a confirmation showing the rate that your investment will earn for the first term.

LIBOR is the interbank-offered rates for dollar deposits at which major commercial banks will lend for specific terms in the London market. Generally, LIBOR rates quoted by major London banks will be the same. However, market conditions, including movements in the U.S. prime rate and the internal funding position of each bank, may result in minor differences in the rates offered by different banks. LIBOR is a generally accepted and widely quoted interest-rate benchmark. The average LIBOR rate used by the Issuer is published in The Wall Street Journal.

Rates for new purchases are reviewed and may change daily. The guaranteed rate that is in effect for your chosen term on the day your application is accepted at the Issuer's corporate office in Minneapolis, Minnesota, U.S.A. will apply to your certificate. The interest rates printed in the front of this prospectus may or may not be in effect on the date your application to invest is accepted. Rates for new purchases may vary depending on the amount you invest, but will always be within the 100 basis point range described above. You may obtain the current interest rates by calling your AEBI or Coutts representative.

In determining rates based on the amount of your investment, the Issuer may offer a rate based on your aggregate investment determined by totaling only the amounts invested in each certificate that has a current balance exceeding a specified level. The current balance considered in this calculation may be exclusive of interest. Part of the balance may be required to be invested in terms of a specified minimum length. The aggregate investment may be required to be for terms that average at least a specified minimum length. The certificates whose balances are aggregated must have identical ownership. The rate may be available only for a certificate whose current balance exceeds a specified level or that is offered through a specified distributor or selling agent.

Interest rates for the term you have selected will not change once the term has begun, unless a withdrawal reduces your account value to a point where we pay a lower interest rate, as described in "Full and partial withdrawals" under "How to invest and withdraw funds."

Rates for future terms

Interest on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future interest rates for subsequent terms, a primary consideration will be the prevailing investment climate, including the LIBOR rates. Nevertheless, the Issuer has complete discretion as to what interest rates it will declare beyond the initial term. The Issuer will send you notice at the end of each term of the rate your certificate will earn for the new term. You have a 15-day grace period to withdraw your certificate without a withdrawal charge. If LIBOR is no longer publicly available or feasible to use, the Issuer may use another, similar index as a guide for setting rates.

Additional investments

You may add to your investment when your term ends. If your new term is a one-month term, you may add to your investment on the first day of your new term (the renewal date) or the following business day if the renewal date is a non-business day. If your new term is greater than one month, you may add to your investment within the 15 days following the end of your term. A $25,000 minimum additional investment is required, payable in U.S. currency. Your confirmation will show the applicable rate. However, unless you receive prior approval from the Issuer, your investment may not bring the aggregate net investment of any one or more certificates held by you (excluding any interest added during the life of the certificate and less withdrawals) over $5 million. Additional investments of at least $25,000 may be made by bank wire.

The Issuer must receive your additional investment within the 15 days following the end of a certificate's current term (unless your new investment is a one-month term), if you wish to increase your principal investment as of the first day of the new term. Interest accrues from the first day of the new term or the day your additional investment is accepted by the Issuer, whichever is later, at the rate then in effect for your account. If your new term is a one-month term, your additional investment must be received by the end of the certificate's current term.

The interest rate for these additional investments is the rate then in effect for your account. If your additional investment increases the principal of your certificate so that your certificate's principal has exceeded a break point for a higher interest rate, the certificate will earn this higher interest rate for the remainder of the term, from the date the Issuer accepts the additional investment.

Earning interest

At the end of each certificate month, interest is compounded and credited to your account. A certificate month is the monthly anniversary of the issue date. Interest may be paid to you monthly in cash if you maintain a principal balance of at least $500,000.

The amount of interest you earn each certificate month is determined by applying the interest rate then in effect to the daily balance of your certificate, and subtracting from that total the interest accrued on any amount withdrawn during the month. Interest is calculated on a 360-day year basis. This means interest is calculated on the basis of a 30-day month even though terms are determined on a calendar month.

How to invest and withdraw funds

Buying your certificate


This certificate is available only to AEBI clients who are neither citizens nor residents of the United States (or which are foreign corporations, partnerships, estates or trusts) and to U.S. trusts organized under the laws of any state in the United States, so long as the following are true in the case of such a U.S. trust:


      the trust is unconditionally revocable by the grantor or grantors (the person or persons who put the money into the trust);

      there are no more than 10 grantors of the trust;

      all the grantors are neither citizens nor residents of the United States;

      each grantor provides an appropriately certified Form W-8 (or approved substitute), as described under "Tax treatment of your investment;"

      the trustee of the trust is a bank organized under the laws of the United States or any state in the United States; and

      the trustee supplies IDSC with appropriate tax documentation.

The certificate is available through AEBI offices located in Florida and New York, and to the limited extent as described in the section "Selling agreements with AEBI and Coutts," through a Coutts office located in California. An AEBI or Coutts representative will help you prepare your purchase application. The Issuer will process the application at our corporate offices in Minneapolis, MN, U.S.A. When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under "Rates for new purchases." See "Purchase policies" below.

Important: When opening an account, you must provide a Form W-8 or approved substitute. See "Taxes on your earnings."

Purchase policies:
      You have 15 days from the date of purchase to cancel your investment without penalty by notifying your AEBI or Coutts representative, or by writing or calling the Client Service Organization at the address or phone number on the cover of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.

      The Issuer has complete discretion to determine whether to accept an application and sell a certificate.

How to make investments at term end

By wire

If you have an established account, you may wire money to:

Norwest Bank Minneapolis
Routing No. 091000019
Minneapolis, MN
Attn:  Domestic Wire Dept.

Give these instructions: Credit IDS Account #00-29-882 for personal account # (your account number) for (your name).

If this information is not included, the order may be rejected and all money received less any costs IDSC incurs will be returned promptly.

      Minimum amount you may wire:  $1,000.

      Wire orders can be accepted only on days when your bank, AEFC, IDSC and Norwest Bank Minneapolis are open for business.

      Purchases made by wire are accepted by AEFC only from banks located in the United States.

      Wire purchases are completed when wired payment is received and we accept the purchase.

      Wire investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be credited that day. Otherwise your purchase will be processed the next business day.

      The Issuer, AEFC, its subsidiaries, AEBI, and Coutts are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.

      You must pay any fee the bank charges for wiring.

Full and partial withdrawals

You may receive all or part of your money at any time. However:

      If your withdrawal request is received in the Minneapolis headquarters on a business day before 3 p.m. Central time, it will be processed that day and payment will be sent the next business day.
     Otherwise, your request will be processed one business day later.

      Full and partial withdrawals of principal are subject to penalties, described below.

      If you request a withdrawal or a series of withdrawals exceeding $50,000,000 in any 30 day period, the Issuer at its option may, prior to the maturity of any of these certificates, defer any payment or payments to the certificate owner for a period of not more than 30 days. If the Issuer exercises this option, interest will accrue on any such payment or payments, for the period of deferment, at a rate at least equal to that applicable to the last term of the certificate.

      Partial withdrawals during a term must be at least $10,000. You may not make a partial withdrawal if it would reduce your certificate balance to less than $100,000. If you request such a withdrawal, we will contact you for revised instructions.

      If a withdrawal reduces your account value to a point where we pay a lower interest rate, you will earn the lower rate from the date of the withdrawal.

      Withdrawals before the end of the certificate month will result in loss of interest on the amount withdrawn. You'll get the best result by timing a withdrawal at the end of the certificate month.

      If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

Penalties for early withdrawal during a term:

When you request a full or partial withdrawal, we pay the amount you request:

      first from interest credited during the current term;

      then from the principal of your certificate.

Any withdrawals during a term exceeding the interest credited are deducted from the principal and are used in determining any withdrawal charges. However, the 2% penalty is waived upon the death of the certificate owner.


Withdrawal penalties: When a penalty applies, a 2% withdrawal penalty will be deducted from the account's remaining balance.

For example, assume you invest $1 million in a certificate and select a six-month term. Four months later assume you have earned $27,000 in interest. The following demonstrates how the withdrawal charge is deducted:

When you withdraw a specific amount of money in excess of the interest credited, the Issuer has to withdraw somewhat more from your account to cover the withdrawal charge. For instance, suppose you request a $100,000 check on a $1 million investment. The first $27,000 paid to you is interest earned that term, and the remaining $73,000 paid to you is principal. The Issuer would send you a check for $100,000 and deduct a withdrawal charge of $1,460 (2% of $73,000) from the remaining balance of your certificate. Your new balance would be $925,540.

Total investments                                      $   1,000,000
Interest credited                                      $      27,000
Total balance                                          $   1,027,000

Requested check                                        $     100,000
Credited interest withdrawn                            $     (27,000)
Withdrawal charge percent                                          2%
Actual withdrawal charge                               $       1,460

Balance prior to withdrawal                            $   1,027,000
Requested withdrawal check                             $    (100,000)
Withdrawal charge                                      $      (1,460)
Total balance after withdrawal                         $     925,540

Additionally, if you make a withdrawal during a certificate month, you will not earn interest for the month on the amount withdrawn.

Penalty exceptions: The 2% penalty is waived upon death of the certificate owner.

For more information on withdrawal charges, talk with your AEBI or Coutts representative.

When your certificate term ends

On or shortly after the end of the term you have selected for your certificate, the Issuer will send you a notice indicating the interest rate that will apply to the certificate for the new term. When your certificate term ends, the Issuer will automatically renew your certificate for the same term unless you notify your AEBI or Coutts representative otherwise. If you wish to select a different term, you must notify your representative in writing before the end of the grace period. You will not be allowed to select a term that would carry the certificate past its maturity date.

The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will send you a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not be changed during that term.

If you want to withdraw your certificate without a withdrawal charge, you must notify us within 15 calendar days following the end of a term.

For most terms, you may also add to your investment within the 15 calendar days following the end of your term. See "Additional investments" under "About the Certificate."

Other full and partial withdrawal policies:


      If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before the Issuer mails a check to you. A check may be mailed earlier if the bank provides evidence that your check has cleared.


      If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

      Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

Transfers to other accounts

You may transfer part or all of your certificate to other IDS certificates available through AEBI or Coutts.

Transfer of ownership

While this certificate is not a negotiable instrument, it may be transferred or assigned on the Issuer's records if proper written notice is received by the Issuer. Ownership may be assigned or transferred to individuals or an entity who, for U.S. tax purposes, is considered to be neither a citizen nor resident of the United States. You may also pledge the certificate to AEBI or another American Express Company affiliate or to Coutts as collateral security. Your AEBI or Coutts representative can help you transfer ownership.

For more information

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your AEBI relationship manager or Coutts client relationship officer, or call the Issuer's toll free client service number listed on the back cover.

Giving instructions and written notification

Your AEBI or Coutts representative will be happy to handle instructions concerning your account. Written instructions may be provided to either your representative's office or directly to the Issuer.

Proper written notice to your AEBI or Coutts representative or the Issuer must:

      be addressed to your AEBI or Coutts office or the Issuer's corporate office, in which case it must identify your AEBI or Coutts office,

      include your account number and sufficient information for the Issuer to carry out your request, and be signed and dated by all registered owners.

The Issuer will acknowledge your written instructions. If your instructions are incomplete or unclear, you will be contacted for revised instructions.

In the absence of any other written mandate or instructions you have provided to AEBI or Coutts, you may elect in writing, on your initial or any subsequent purchase application, to authorize AEBI or Coutts to act upon the sole verbal instructions of any one of the named owners, and in turn to instruct the Issuer with regard to any and all actions in connection with the certificate referenced in the application as it may be modified from time to time by term changes, renewals, additions or withdrawals. The individual providing verbal instructions must be a named owner of the certificate involved. In providing such authorization you agree that the Issuer, its transfer agent, AEBI and Coutts will not be liable for any loss, liability, cost or expense arising in connection with implementing such instructions, reasonably believed by the Issuer, AEBI or Coutts, or their representatives, to be genuine. You may revoke such authority at any time by providing proper written notice to your AEBI or Coutts office.

All amounts payable to or by the Issuer in connection with this certificate are payable at the Issuer's corporate office unless you are advised otherwise.

Purchases by bank wire

You may wish to lock in a specific interest rate by using a bank wire to purchase a certificate. Your representative can instruct you about how to use this procedure. Using this procedure will allow you to start earning interest at the earliest possible time. The minimum that may be wired to purchase a new certificate is $100,000.

Wire orders will be accepted only in U.S. currency and only on days your bank, the Issuer and Norwest Bank Minneapolis are open for business. The payment must be received by the Issuer before 12 noon Central U.S.A. time to be credited that day. Otherwise, it will be processed the next business day. The wire purchase will not be made until the wired amount is received and the purchase is accepted by the Issuer. Wire transfers not originating from AEBI and Coutts are accepted by IDSC's corporate office only when originating from banks located in the United States of America. Any delays that may occur in wiring the funds, including delays in processing by the banks, are not the responsibility of the Issuer. Wire orders may be rejected if they do not contain complete information.

While the Issuer does not charge a service fee for incoming wires, you must pay any charge assessed by your bank for the wire service. If a wire order is rejected, all money received will be returned promptly less any costs incurred in rejecting it.

Tax treatment of your investment

Interest paid on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien who has supplied the Issuer with Form W-8, Certificate of Foreign Status. Form W-8 must be supplied with both a current mailing address and an address of foreign residency, if different. The Issuer will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). The Form W-8 must be resupplied every three calendar years. If you have supplied a Form W-8 that certifies that you are a nonresident alien, the interest income will be reported at year end to you and to the U.S. Government on a Form 1042S, Foreign Person's U.S. Source Income Subject to

Withholding. We are required to attach your Form W-8 to the forms sent to the Internal Revenue Service (IRS). Your interest income will be reported to the IRS even though it is not taxed by the U.S. Government. The United States participates in various tax treaties with foreign countries. Those treaties provide that tax information may be shared upon request between the United States and such foreign governments.

Withholding taxes

If you fail to provide a Form W-8 as required above, you will be subject to backup withholding on interest payments and surrenders.

Estate tax: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances, the Issuer generally will not act on instructions with regard to the certificate unless the Issuer first receives, at a minimum, a statement from persons the Issuer believes are knowledgeable about your estate. The statement must be in a form satisfactory to the Issuer and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to the Issuer that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to this certificate and is given on the basis of current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor regarding their own position.

Trusts

If the investor is a trust described in "Buying your certificate" under "How to invest and withdraw funds," the policies and procedures described above will apply with regard to each grantor.

How your money is used and protected

Invested and guaranteed by the Issuer

The American Express Investors Certificate is issued and guaranteed by the Issuer, a wholly owned subsidiary of American Express Financial Corporation
(AEFC). We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $4.0 billion and a net worth in excess of $239 million on Dec. 31, 1997.

We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

      interest to certificate owners; and

      various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc.

For a review of significant events relating to our business, see "Management's discussion and analysis of financial condition and results of operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit (CDs) that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

Regulated by government

Because the American Express Investors Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face-amount certificate -- not a bank product, an equity investment, a form of life insurance or an investment trust.)

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 1997, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $176 million.

Backed by our investments

The Issuer's investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 1997:

Type of investment                                     Net amount invested


Corporate and other bonds                                     43%
Government agency bonds                                       34
Preferred stocks                                              17
Mortgages                                                      5
Municipal bonds                                                1


As of Dec. 31, 1997 about 91% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B in the financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1997 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.


Investment policies

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of the Issuer use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities-
Most of our investments are in debt securities as referenced in the table in "Backed by our investments" under "How your money is used and protected."


The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to the ability of a company to pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, IDSC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in IDSC's portfolio will be rated investment grade, or in the opinion of IDSC's investment advisor will be the equivalent of investment grade. Under normal circumstances, IDSC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by IDSC and will be sold only when IDSC believes it is advantageous to do so.

As of Dec. 31, 1997, IDSC held about 9% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.

Purchasing securities on margin -
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.


Commodities -
We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting -
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money -
From time to time we have established a line of credit if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.


Real estate -
We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans. We expect that investments in real estate, either directly or through a subsidiary of IDSC, will be less than 5 percent of IDSC's assets.

Lending securities -
We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10 percent of IDSC's assets.

When-issued securities-
Some of our investments in debt securities are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these securities are issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. When-issued securities are subject to market fluctuations and they may affect IDSC's investment portfolio the same as owned securities.

Financial transactions including hedges-
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. The Issuer may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with the Issuer's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. We do not use derivatives for speculative purposes.


Illiquid securities -
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. IDSC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of IDSC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, IDSC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions -
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.


How your money is managed

Relationship between the Issuer and American Express Financial Corporation

The Issuer was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, and changed its name to IDS Certificate Company on April 2, 1984.

Before the Issuer was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. The Issuer and AEFC have never failed to meet their certificate payments.


During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of Dec. 31, 1997, AEFC managed investments, including its own, of more than $173 billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 175 offices and more than 8,500 financial advisors. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.


AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

      travel related services (including American Express(R) Card and Travelers Cheque operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

      international banking services (through American Express Bank Ltd. and its subsidiaries including American Express Bank International).

Capital structure and certificates issued

The Issuer has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.


As of the fiscal year ended Dec. 31, 1997, the Issuer had issued (in face amount) $165,818,152 of installment certificates and $1,470,915,530 of single payment certificates. As of Dec. 31, 1997, the Issuer had issued (in face amount) $13,493,767,867 of installment certificates and $17,259,360,607 of single payment certificates since its inception in 1941.


Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

      providing investment research;

      making specific investment recommendations; and

      executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or the Issuer as defined in the federal Investment Company Act of 1940.


For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets). Effective Jan. 1, 1998, the fee on any amount over $ 1 billion will be 0.107%.


Advisory and services fee computation:

Included assets                       Percentage of total book value


First $250 million                                  0.750%
Next 250 million                                    0.650
Next 250 million                                    0.550
Next 250 million                                    0.500
Any amount over 1 billion                           0.107

Included assets are all assets of the Issuer except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee.

Advisory and services fee for the past three years:



                                                        Percentage of
Year                Total fees                          included assets
1997                $17,232,602                         0.50%
1996                 16,989,093                         0.50
1995                 16,472,458                         0.50

Estimated advisory and services fees for 1998 are $9,361,000.


Other expenses payable by the Issuer: The Investment Advisory and Services Agreement provides that we will pay:

      costs incurred by us in connection with real estate and mortgages;

      taxes;

      depository and custodian fees;

      brokerage commissions;

      fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

      fees and expenses of our directors who are not officers or employees of AEFC;

      provision for certificate reserves (interest accrued on certificate owner accounts); and

      expenses of customer settlements not attributable to sales function.

Distribution

Under a Distribution Agreement with American Express Financial Advisors Inc., the Issuer pays an annualized fee equal to 1% of the amount outstanding for the distribution of this certificate. Payments are made at the end of each term on certificates with a one-, two- or three-month term. Payments are made each quarter from issuance date on certificates with a six-, 12-, 24- or 36-month term.

Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $30,072,811 during the year ended Dec. 31, 1997. The Issuer expects to pay American Express Financial Advisors Inc. distribution fees amounting to $27,916,000 during 1998.


See Note 1 to Financial statements regarding deferral of distribution fee expense.

American Express Financial Advisors Inc. pays selling expenses in connection with services to the Issuer. The Issuer's board of directors, including a majority of directors who are not interested persons of AEFC or IDSC, approved this distribution agreement.

Selling agreements with AEBI and Coutts: In turn, under Selling Agent Agreements with AEBI and Coutts, American Express Financial Advisors compensates each for their services as Selling Agents of this certificate as follows:

AEBI is paid an annualized fee ranging from 0.50% to 1.25% of the reserve balance of each certificate, depending on the amount outstanding for each such certificate, with this exception: the fee will be 0.30% of the reserve balance of each certificate with an amount outstanding of $1 million or more when:

     the aggregate reserve balance for that certificate, and any other certificate with identical ownership and an amount outstanding of $1 million or more, is at least $20 million;

     the aggregate reserve balance is invested for terms that average at least six months; and

     at least $5 million of this aggregate reserve balance is invested for a term of 12 months or longer.

Coutts is paid an annualized fee ranging from 0.425% to 0.68% of the reserve balance of each certificate owned by a client who is a former client of AEBI, depending on the amount outstanding for each certificate. These clients must have continuously owned a certificate since Nov. 10, 1994. Coutts is also compensated on additional investments and exchanges made by such clients to other certificates only to the extent that clients have the right to make additional investments or exchanges.

American Express Financial Advisors has entered into a consulting agreement with AEBI under which AEBI provides consulting services related to any selling agent agreements between American Express Financial Advisors and other Edge Act corporations. For these services, American Express Financial Advisors pays AEBI a fee for this certificate ranging from 0.075% to 0.12% of the reserve balance of each certificate, depending on the amount outstanding for each certificate for which another Edge Act corporation is the selling agent.

Such payments will be made periodically in arrears.

These fees are not assessed to your certificate account.

About AEBI and Coutts

AEBI is an Edge Act corporation organized under the provisions of Section 25(a) of the Federal Reserve Act. It is a wholly owned subsidiary of American Express Bank Ltd. (AEBL). As an Edge Act corporation, AEBI is subject to the provisions of Section 25(a) of the Federal Reserve Act and Regulation K of the Board of Governors of the Federal Reserve System (the Federal Reserve). It is supervised and regulated by the Federal Reserve.


AEBI has an extensive international high net-worth client base that is serviced by a marketing staff in New York and Florida. The banking and financial products offered by AEBI include checking, money market and time deposits, credit services, check collection services, foreign exchange, funds transfer, investment advisory services and securities brokerage services. As of Dec. 31, 1997, AEBI had total assets of $608 million and total equity of $162 million.


Coutts is an Edge Act corporation organized under the provisions of Section 25(a) of the Federal Reserve Act. It is an indirect wholly owned subsidiary of National Westminster Bank PLC. As an Edge Act corporation, Coutts is subject to the provisions of Section 25(a) of the Federal Reserve Act and Regulation K of the Board of Governors of the Federal Reserve System (the Federal Reserve). It is supervised and regulated by the Federal Reserve.

Although AEBI and Coutts are banking entities, the American Express Investors Certificate is not a bank product, nor is it backed or guaranteed by AEBI or Coutts, by AEBL, by NatWest PLC or by any other bank, nor is it guaranteed or insured by the FDIC or any other federal agency. AEBI is registered where necessary as a securities broker-dealer.


Transfer Agent

Under a Transfer Agency Agreement, American Express Client Service Corporation (AECSC), a wholly-owned subsidiary of AEFC maintains certificate owner accounts and records. IDSC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

Employment of other American Express affiliates

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

     we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

     the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

     the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers

The Issuer's directors, chairman, president and controller are elected annually for a term of one year. The other executive officers are appointed by the president.


We paid a total of $38,000 during 1997 to directors not employed by AEFC.


Board of directors

David R. Hubers*
Born in 1943. Director since 1987.
President and chief executive officer of AEFC since 1993. Senior vice president and chief financial officer of AEFC from 1984 to 1993.

Charles W. Johnson
Born in 1929. Director since 1989.
Director, Communications Holdings, Inc. Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Richard W. Kling*
Born in 1940. Director since 1996.
Chairman of the board of directors since 1996. Director of IDS Life Insurance Company since 1984; president since 1994. Executive vice president of Marketing and Products of AEFC from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.

Edward Landes
Born in 1919. Director since 1984.
Development consultant. Director of IDS Life Insurance Company of New York. Director of Endowment Development, YMCA of Metropolitan Minneapolis. Vice president for Financial Development, YMCA of Metropolitan Minneapolis from 1985 through 1995. Former sales manager - Supplies Division and district manager - Data Processing Division of IBM Corporation. Retired 1983.

John V. Luck, Ph.D.
Born in 1926. Director since 1987.
Former senior vice president - Science and Technology with General Mills, Inc. Employed with General Mills, Inc. since 1968. Retired 1988.

James A. Mitchell*
Born in 1941. Director since 1994.
Chairman of the board of directors from 1994 to 1996. Executive vice president - Marketing and Products of AEFC since 1994. Senior vice president - Insurance Operations of AEFC and president and chief executive officer of IDS Life Insurance Company from 1986 to 1994.

Harrison Randolph
Born in 1916. Director since 1968.
Engineering, manufacturing and management consultant since 1978.

Gordon H. Ritz
Born in 1926. Director since 1968.
Director, Mid-America Publishing and Atrix International, Inc. Former president, Com Rad Broadcasting Corp. Former director, Sunstar Foods.

Stuart A. Sedlacek*
Born in 1957. Director since 1994.
President since 1994. Vice president - Assured Assets of AEFC since 1994. Vice president and portfolio manager from 1988 to 1993. Executive vice president - Assured Assets of IDS Life Insurance Company since 1994.

*"Interested Person" of IDSC as that term is defined in Investment Company Act of 1940.

Executive officers

Stuart A. Sedlacek
Born in 1957. President since 1994.

Jeffrey S. Horton
Born in 1961. Vice president and treasurer since December 1997.
Vice president and corporate treasurer of AEFC since December 1997. Controller, American Express Technologies - Financial Services of AEFC from July 1997 to December 1997. Controller, Risk Management Products of AEFC from May 1998 to July 1997. Director of finance and analysis, Corporate Treasury of AEFC from June 1990 to May 1994.


Timothy S. Meehan
Born in 1957. Secretary since 1995.
Secretary of AEFC and American Express Financial Advisors Inc. since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951. Vice president - Investments since 1994.
Vice president - Insurance Investments of AEFC since 1989. Vice president - Investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957. Vice president and controller of IDSC since 1994. Manager of Investment Accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951. Vice president and general counsel since 1993. Senior counsel to AEFC since 1996. Counsel to AEFC from 1992 to 1996. Associate counsel from 1987 to 1992.

F. Dale Simmons
Born in 1937. Vice president - Real Estate Loan Management since 1993. Vice president of AEFC since 1992. Senior portfolio manager of AEFC since 1989. Assistant vice president from 1987 to 1992.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

The Issuer has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Independent auditors


A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.

Ernst & Young LLP, Minneapolis, has audited the financial statements for each of the years in the three-year period ended Dec. 31, 1997. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and IDSC.

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA - Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA - Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A - Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB - Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB - Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B - Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC - Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC - Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C - Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D - Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, IDSC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

(Back cover)

Quick telephone reference

Selling Agent:

American Express Bank International

Region offices

101 East 52nd Street
29th Floor
New York, NY  10022
(212) 415-9500

1221 Brickell Avenue
8th Floor
Miami, FL  33131
(305) 350-2502

Selling agent


Coutts & Co. (USA) International
701 Brickell Avenue
23rd Floor
Miami, FL  33131
(305) 789-3700


American Express Investors Certificate
IDS Tower 10
Minneapolis, MN  55440-0010

Distributed by American Express Financial Advisors Inc.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item
Number
Item 13.       Other Expenses of Issuance and Distribution.

               The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

               The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

               The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

        (a)    Securities Sold

Period of sale             Title of securities                   Amount sold
1995                       IDS Special Deposits                  56,855,953.53
1996                       IDS Special Deposits*                 41,064,486.74
1997                       American Express Special Deposits    182,788,631.00
1998 through March 31**    American Express Special Deposits     42,363,194.00

*Renamed American Express Special Deposits in April, 1996.
** Most recent practicable date through which to provide information.

        (b)    Underwriters and  other purchasers

American Express Special Deposits are marketed by American Express Bank Ltd.
(AEBL), an affiliate of IDS Certificate Company, to private banking clients of AEBL in the United Kingdom and Hong Kong.

        (c)    Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEBL were $172,633.41 in 1995, $301,946.44 in 1996, $182,788,631.00 in
1997 and $272,219.30 in 1998 through March 31.

        (d)    Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEBL in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

        (a) The following exhibits to this Post-Effective Amendment No. 12 to Registration Statement No. 33-26844 are incorporated herein by reference or attached hereto:

               1. (a) Copy of Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement for the American Express International Investment Certificate (now called, the IDS Investors Certificate), is incorporated herein by reference.

               2.     Not Applicable.

               3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                      (b) Certificate of Amendment, dated February 29, l984, filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                      (c) By-Laws, dated December 31, 1977, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, are incorporated herein by reference.

               4. Not applicable.

               5. An Opinion and Consent of Counsel as to the legality of the securities being registered is filed electronically herewith.

               6 through 9. -- None.

               10.    (a)     Investment Advisory and Services Agreement between
                              Registrant and IDS/American Express Inc., dated
                              January 12, 1984, filed electronically as
                              Exhibit 10(a) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                      (b) Depository and Custodial Agreement, between IDS Certificate Company and IDS Trust Company dated September 30, 1985, filed electronically as
                              Exhibit 10(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                      (c) Foreign Deposit Agreement dated November 24, 1990, between Registrant and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                      (d) Selling Agent Agreement dated June 1, 1990 between American Express Bank International and IDS Financial Services Inc. for the American Express Investors Certificate, filed electronically as
                              Exhibit 1 to the Pre-Effective Amendment 2 to Registration Statement No. 33-26844 for the IDS Investors Certificate is incorporated herein by reference.

                      (e) Selling Agent Agreement dated Dec. 12, 1994 between American Express Bank International, Coutts & Co (USA) International and IDS Financial Services Inc. for the Investors Certificate is filed electronically. As Exhibit 1(e) to Post-Effective Amendment No. 9 to Registration Statment No. 33-26844 for IDS Investors Certificate is incorporated herein by reference.

                      (f) Amendment to the Selling Agent Agreement dated Dec. 12, 1994 between American Express Bank International and IDS Financial Services Inc. for the IDS Investors Certificate is filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 9 to Registration Statment No. 33-26844 for IDS Investors Certificate is incorporated herein by reference.

                      PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.
(a)     Continued

                      (g) Consulting Agreement dated Dec. 12, 1994 between American Express Bank and IDS Financial Services Inc. for the IDS Investors Certificate is filed electronically. As Exhibit 1(f) to Post-Effective Amendment No. 9 to Registration Statment
                              No. 33-26844 for IDS Investors Certificate is incorporated herein by reference.

                      (h) Marketing Agreement dated October 10,1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

                      (i) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement 2-55252, is incorporated herein by reference.

                      (j) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990, between American Express Financial Advisors Inc. and American Express Bank International filed electronically as Exhibit 16(j) to Post-Effective Amendment No. 14 to Registration Statement No. 33-26844 is incorporated herein by reference.

               11 through 22. -- None.

                      23. Consent of Independent Auditors Report is filed electronically herewith as Exhibit 23.

                      24.     (a)    Officers' Power of Attorney, dated
                                     May 17, 1994, filed electronically as
                                     Exhibit 25(a) to Post-Effective Amendment
                                     No. 9 to Registration Statement
                                     No. 2-95577, is incorporated herein by
                                     reference.

                              (b)    Directors' Power of Attorney, dated
                                     February 29, 1996 filed electronically as
                                     Exhibit 25(b) to Post-Effective Amendment
                                     No. 13 to Registration Statement No.
                                     33-26844 is incorporated herein by
                                     reference.

                              (c)    Officer's Power of Attorney, dated
                                     February 17, 1998 filed electronically as
                                     Exhibit 24(c) to Post-Effective Amendment
                                     No. 42 to Registration Statement
                                     No. 2-55252 is incorporated herein by
                                     reference.

        25 through 28. --  None.

(b) The financial statement schedules for IDS Certificate Company filed electronically as Exhibit 16(b) to Post-Effective Amendment No. 42 to Registration Statement No. 2-55252 for Series D-1
        Investment Certificate, are incorporated by reference.

Item 17. Undertakings.

               Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc., (formerly, IDS Financial Services Inc.) as underwriter, and American Express Bank International and Coutts & Co (USA) International, as selling agents, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by their respective agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of their respective agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc., American Express Bank International and Coutts & Co (USA) International will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the respective agents of American Express Financial Advisors Inc., American Express Bank International, and Coutts & Co (USA) International to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 22nd day of April 1998.

                                                   IDS CERTIFICATE COMPANY

                                                   By /s/ Stuart A. Sedlacek*
                                                   Stuart A. Sedlacek, President

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the following capacities on the 17th day of April, 1998..

Signature                                    Capacity

/s/ Stuart A. Sedlacek* **                   President and Director
    Stuart A. Sedlacek                       (Principal Executive Officer)

/s/ Jeffrey S. Horton***                     Vice President and
    Jeffrey S. Horton                        Treasurer
                                             (Principal Financial Officer)

/s/ Jay C. Hatlestad*                        Vice President and
    Jay C. Hatlestad                         Controller
                                             (Principal Accounting Officer)

/s/ David R. Hubers**                        Director
    David R. Hubers

/s/ Charles W. Johnson**                     Director
    Charles W. Johnson

/s/ Richard W. Kling**                       Chairman of the
    Richard W. Kling                         Board of Directors and Director

/s/ Edward Landes**                          Director
    Edward Landes


Signatures continued on next page.

Signatures continued from previous page.


Signature                                    Capacity


/s/ John V. Luck**                           Director
    John V. Luck

/s/ James A. Mitchell**                      Director
    James A. Mitchell


/s/ Harrison Randolph**                      Director
    Harrison Randolph


/s/ Gordon H. Ritz**                         Director
    Gordon H. Ritz


*Signed  pursuant  to  Officers'  Power of  Attorney  dated May 17,  1994  filed
electronically  as  Exhibit  25(a)  to  Post-Effective   Amendment  No.  10,  to
Registration Statement No. 33-26844, incorporated herein by reference.



------------------------
        Bruce A. Kohn


**Signed  pursuant to Directors' Power of Attorney dated February 29, 1996 filed
electronically  as  Exhibit  25(b)  to   Post-Effective   Amendment  No.  13  to
Registration Statement No. 2-95577, incorporated herein by reference.



------------------------
        Bruce A. Kohn


***Signed  pursuant to Officer's Power of Attorney dated February 17, 1998 filed
electronically  as  Exhibit  24(c)  to   Post-Effective   Amendment  No.  42  to
Registration Statement No. 2-55253, incorporated herein by reference.



------------------------
        Bruce A. Kohn

CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 16 TO REGISTRATION STATEMENT NO. 33-26844


Cover Page

Prospectus

Part II Information

Signatures